EXHIBIT 10.1

AMENDED AND RESTATED

LOAN, SECURITY AND GUARANTY AGREEMENT

Dated as of June 28, 2018

SELECT INTERIOR CONCEPTS, INC.

ARCHITECTURAL GRANITE & MARBLE, LLC,

PENTAL GRANITE AND MARBLE, LLC,

L.A.R.K. INDUSTRIES, INC.,

GREENCRAFT HOLDINGS, LLC,

GREENCRAFT INTERIORS, LLC,

CASA VERDE SERVICES, LLC, and

GREENCRAFT STONE AND TILE LLC,

as Borrower,

BANK OF AMERICA, N.A.,

as Lender

i

[SIC] A&R Loan, Security and Guaranty Agreement

[SIC] A&R Loan, Security and Guaranty Agreement

LIST OF SCHEDULES

Schedule 2.2.1	Existing Letters of Credit
Schedule 8.1.4	Names and Capital Structure
Schedule 8.1.10	Brokerage Commission
Schedule 8.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.13	Environmental Matters
Schedule 8.1.14	Restrictive Agreements
Schedule 8.1.15	Litigation
Schedule 8.1.17	Pension Plans
Schedule 8.1.27	Material Contracts
Schedule 9.1.9	Deposit Accounts
Schedule 9.1.10	Business Locations
Schedule 9.2.2	Existing Liens
Schedule 9.2.17	Existing Affiliate Transactions

[SIC] A&R Loan, Security and Guaranty Agreement

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Conditions Precedent
Exhibit C	Fees
Exhibit D	Financial Reporting
Exhibit E	Collateral Reporting
Exhibit F	Post Closing
Exhibit G	Form of Joinder Agreement
Exhibit H	U.S. Tax Compliant Certificates

ANNEX

Annex I	Notice Addresses

[SIC] A&R Loan, Security and Guaranty Agreement

AMENDED AND RESTATED LOAN, SECURITY AND GUARANTY AGREEMENT

THIS AMENDED AND RESTATED LOAN, SECURITY AND GUARANTY AGREEMENT is dated as of June 28, 2018, among SELECT INTERIOR CONCEPTS, INC., a Delaware corporation (“Topco”), ARCHITECTURAL GRANITE & MARBLE, LLC, a Delaware limited liability company formerly known as G&M OPCO LLC (“AG&M”), Pental Granite and Marble, LLC, a Washington limited liability company (“Pental”), L.A.R.K. INDUSTRIES, INC., a California corporation (“L.A.R.K.”), GREENCRAFT HOLDINGS, LLC, an Arizona limited liability company (“Greencraft Holdings”), GREENCRAFT INTERIORS, LLC, an Arizona limited liability company (“Greencraft Interiors”), CASA VERDE SERVICES, LLC, a Delaware limited liability company (“Casa Verde”), GREENCRAFT STONE AND TILE LLC, an Arizona limited liability company (“Greencraft Stone”; and, together with Topco, AG&M, Pental Granite and Marble, L.A.R.K., Greencraft Holdings, Greencraft Interiors, Casa Verde, Greencraft Stone and each Person joined hereto as a borrower from time to time, individually and collectively, jointly and severally, “Borrower”), Architectural Surfaces Group, LLC, a Delaware limited liability company formerly known as TCFI G&M LLC (“AG&M Parent”), RESIDENTIAL DESIGN SERVICES, LLC, a Delaware limited liability company, formerly known as TCFI LARK LLC (“L.A.R.K. Parent”), AG HOLDCO (SPV) LLC, a Delaware limited liability company (“AG SPV”) and SIC INTERMEDIATE, INC., a Delaware corporation (“SIC”, and together with Borrower, AG&M Parent, AG SPV and L.A.R.K. Parent, each individually, an “Obligor” and collectively, the “Obligors”) and BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns and including any Lending Office, “Lender”).

R E C I T A L S:

WHEREAS, capitalized terms used in these Recitals without definition shall have the meanings set forth in Section 1.1.

WHEREAS, L.A.R.K., Greencraft Holdings, Greencraft Interiors, Casa Verde, Greencraft Stone and Lender have entered into that certain Loan and Security Agreement, dated September 3, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “L.A.R.K. Loan Agreement”), pursuant to which L.A.R.K. Loan Agreement, the Lender has agreed to make certain loans to L.A.R.K., Greencraft Holdings, Greencraft Interiors, Casa Verde and Greencraft Stone;

WHEREAS, AG&M, Pental and Lender have entered into that certain Loan and Security Agreement, dated June 23, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “AG&M Loan Agreement” and, together with the L.A.R.K. Loan Agreement, each individually a “Initial Loan Agreement” and collectively, the “Initial Loan Agreements”), pursuant to which AG&M Loan Agreement, the Lender has agreed to make certain loans to AG&M and Pental;

WHEREAS, Lender willing to amend and restate the Initial Loan Agreement, in their entirety, to, among other things, combine the L.A.R.K. Loan Agreement and AG&M Loan Agreement and increase the Revolver Commitments and to continue to provide the combined and increased credit facility on the terms and conditions set forth in this Agreement;

WHEREAS, the Borrower (jointly and severally) has agreed to secure all of its Obligations by granting to Lender, for the benefit of the Secured Parties, a Lien on all of its assets (unless expressly excluded pursuant to this Agreement); and

WHEREAS, the Guarantors from time to time party hereto have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations by granting to Lender, for the benefit of the Secured Parties, a Lien on all of their respective assets (unless expressly excluded pursuant to this Agreement).

[SIC] A&R Loan, Security and Guaranty Agreement

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

1.DEFINITIONS; RULES OF CONSTRUCTION

1.1Definitions.  As used herein, the following terms have the meanings set forth below:

Acquired Indebtedness: Indebtedness of a Person whose assets or Equity Interests are acquired by Borrower in a Permitted Acquisition; provided, that such Indebtedness (a) is unsecured, (b) was in existence prior to the date of such Permitted Acquisition, (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition and (d) does not include any trade credit arrangements, accounts payable or other similar commercial debt arrangements incurred in the ordinary course of business from time to time.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) having ordinary voting power for the election of directors or managers or for material transactions or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have correlative meanings.  Notwithstanding anything herein to the contrary, unless expressly stated otherwise, in no event shall any portfolio company of any Sponsor (other than the Obligors and their respective Subsidiaries and any direct or indirect parent company of any such Obligor or Subsidiary) be considered an “Affiliate” of any Obligor.

Agreement: this Amended and Restated Loan Security and Guaranty Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

AG SPV: AG Holdco (SPV) LLC.

AG&M: Architectural Granite & Marble, LLC, a Delaware limited liability company (f/k/a G&M OPCO LLC).

AG&M Loan Agreement: as defined in the recitals to this Agreement.

AG&M Parent:  Architectural Surfaces Group, LLC, a Delaware limited liability company (f/k/a TCFI G&M LLC).

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and legally binding governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law principles, as well as provisions of constitutions, treaties, statutes, rules, code, regulations, ordinances, orders and decrees of Governmental Authorities.

Applicable Margin: the margin set forth below, as determined by the average daily Availability as of the end of the most recently ended Fiscal Quarter:

Level	Average Daily Availability as a Percentage of the Borrowing Base	Base Rate Revolver Loans	LIBOR Revolver Loans
I	> 66.7%	0.25%	1.25%
II	≤ 66.7% but ≥ 33.3%	0.50%	1.50%
III	< 33.3%	0.75%	1.75%

[SIC] A&R Loan, Security and Guaranty Agreement

From the Closing Date until September 30, 2018, the Applicable Margin shall be determined as if Level II were applicable.  Thereafter, the Applicable Margin shall be subject to increase or decrease by Lender on the first day of the calendar month following each Fiscal Quarter end.  If Lender is unable to calculate average daily Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of Lender, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities; provided that (i) no Person determined by Lender to be acting in the capacity of a vulture fund or distressed debt purchaser shall be an Approved Fund, (ii) no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Term Debt, Subordinated Debt or Equity Interests issued by any Obligor shall be an Approved Fund, and (iii) no Person that constitutes a hedge fund shall be an Approved Fund; provided further, however, that at any time an Event of Default has occurred and is then continuing clauses (i) and (iii) shall not apply.

Artisan Company Agreement: the Company Agreement of Artisan SG, LLC d/b/a The Artisan Group, LLC, a Texas limited liability company, dated as of September 30, 2007, as the same may be amended, restated, supplemented or modified from time to time in accordance with this Agreement.

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the Dilution Reserve; (e) the aggregate amount of liabilities secured by Liens (other than Liens imposed by law only that are not past due and owing) upon Collateral that are senior to Lender’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (f) such additional reserves, in such amounts and with respect to such matters, as Lender in its Permitted Discretion may elect to impose from time to time.  To the extent Lender has determined, in its Permitted Discretion, to establish new criteria or revise criteria for Eligible Accounts, Eligible Inventory, Eligible Consigned Inventory, Eligible In-Transit Inventory, and Eligible Slow-Moving Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Lender in its Permitted Discretion, Lender shall not establish an Availability Reserve, reduce the advance rate or otherwise decrease the Borrowing Base in any manner for the same purpose.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank Product: any of the following products, services or facilities extended to an Obligor by Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services and corporate purchasing cards; and (d) other banking products or services, other than Letters of Credit.

Bank Product Debt: Debt, obligations and other liabilities of an Obligor with respect to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Lender from time to time in its Permitted Discretion with respect to Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 2.0%.

[SIC] A&R Loan, Security and Guaranty Agreement

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Beneficial Ownership Certification: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

Beneficial Ownership Regulation: 31 C.F.R. § 1010.230

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor; (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business); or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.  For purposes of clarification, the Term Debt shall constitute Borrowed Money.

Borrower Agent:  as defined in Section 4.3.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to the lesser of: (a) the Revolver Commitment; or (b) the sum of: (i) 85% of the Value of Eligible Accounts; plus (ii) 85% of Eligible Homeowner Accounts, provided, however, the portion of the Borrowing Base consisting of Eligible Homeowner Accounts shall at no time exceed $3,000,000; plus (iii) up to 80% of the Value of Eligible Unbilled Accounts, not to exceed the greater of (x) $10,000,000 and (y) 15% of the Borrowing Base; plus (iv) the lesser of (x) 65% of the Value of Eligible Inventory; and (y) 85% of the result of the NOLV Percentage times the Value of Eligible Inventory; plus (v) the least of (x) 65% of the Value of Eligible Consigned Inventory; (y) 85% of the result of the NOLV Percentage times the Value of Eligible Consigned Inventory; and (z) $5,000,000 plus (vi) the least of (x) 65% of the Value of Eligible In-Transit Inventory; (y) 85% of the result of the NOLV Percentage times the Value of Eligible In-Transit Inventory; and (z) $10,000,000 plus (vii) the least of (x) 65% of the Value of Eligible Slow-Moving Inventory; (y) 85% of the result of the NOLV Percentage times the Value of Eligible Slow-Moving Inventory; and (z) $5,000,000; minus (viii) the Availability Reserve (for the avoidance of doubt, determined by Lender in its Permitted Discretion).

Borrowing Base Certificate: a certificate reasonably satisfactory to Lender in all respects, by which Borrower certifies the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina, New York and Texas, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred or expenditures made by Borrower or its Subsidiaries for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Casa Verde: Casa Verde Services, LLC, a Delaware limited liability company.

[SIC] A&R Loan, Security and Guaranty Agreement

Cash Collateral: cash delivered to Lender to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateral Account: a demand deposit, money market or other account maintained with Lender and subject to Lender’s Liens.

Cash Collateralize: the delivery of cash to Lender, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations; and (b) with respect to any inchoate or other contingent Obligations (including Obligations arising under Bank Products), Lender’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder.  “Cash Collateralization” has a correlative meaning.

Cash Dominion Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than the Dominion Threshold for three (3) consecutive days; and (b) continuing until (i) no Event of Default exists and (ii) during each of the preceding 30 consecutive days, Availability has exceeded the Dominion Threshold.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

Cerberus Term Agent: Cerberus Business Finance, LLC, in its capacity as Term Agent (as defined in the Intercreditor Agreement).

Cerberus Term Debt: all Borrowed Money owed to the Lenders (as defined in the Cerberus Term Loan Agreement) pursuant to the Cerberus Term Debt Documents.

Cerberus Term Debt Documents:  means (i) the Cerberus Term Loan Agreement and (ii) each of the other agreements, instruments and other documents with respect to the Cerberus Term Debt, all as in effect on the Closing Date or as may be amended, modified or supplemented from time to time in accordance with the Intercreditor Agreement.

Cerberus Term Loan Agreement:  that certain Loan and Security Agreement, dated as of February 28, 2017, by and among AG&M, Pental and the other Subsidiaries from time to time party thereto as “Borrowers”, Cerberus Term Agent and the other financial institutions from time to time party thereto as “Lenders”, as in effect on the Closing Date or as it may be amended, modified or supplemented from time to time in accordance with the Intercreditor Agreement.

Cerberus Term Loan Refinancing Conditions:  the following conditions for Cerberus Term Loan Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of $250,000,000 (plus the amount of accrued and unpaid interest thereon and fees, costs, expenses and premiums incurred in connection therewith); (b) it has a final maturity date no sooner than ninety-one (91) days following the

[SIC] A&R Loan, Security and Guaranty Agreement

Revolver Termination Date; (c) to the extent such Cerberus Term Loan Refinancing Debt is secured by all or any portion of the Collateral, such Cerberus Term Loan Refinancing Debt is subject to executed intercreditor documents between Lender and the holders of such Cerberus Term Loan Refinancing Debt (or a trustee, agent or other representative on their behalf), in form and substance satisfactory to Lender, in its sole discretion; (d) after giving effect to such incurrence of Cerberus Term Loan Refinancing Debt and the use of proceeds thereof, the Fixed Charge Coverage Ratio, determined on a pro forma basis for the most recent trailing twelve month period for which financial statements were, or were required to be, delivered hereunder, is greater than or equal to 1.15 to 1.0; (e) after giving effect to such incurrence of Cerberus Term Loan Refinancing Debt and the use of proceeds thereof, the Leverage Ratio, determined on a pro forma basis for the most recent trailing twelve month period for which financial statements were, or were required to be, delivered hereunder, is equal to or less than 4.25 to 1.00, (f) no Person that is not an Obligor shall be a borrower, guarantor or other obligor under such Cerberus Term Loan Refinancing Debt; (g) the obligations in respect thereof shall not be secured by any Lien on any Property not securing the Obligations; (h) no Default or Event of Default shall have occurred and be continuing or would exist as a result of the incurrence of such Cerberus Term Loan Refinancing Debt; (i) such Cerberus Term Loan Refinancing Debt shall not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Cerberus Term Loan Refinancing Debt prior to the date that is ninety-one (91) days after the Revolver Termination Date; (j) terms and conditions of such Cerberus Term Loan Refinancing Debt are not adverse to the Lender in any material respect; (k) the Cerberus Term Loan Debt is paid off in full; and (l) Borrower Agent shall have delivered to Lender, at least five (5) Business Days prior to the incurrence of the Cerberus Term Loan Refinancing Debt, an officer’s certificate of the Borrower Agent, together with a detailed description of the material terms and conditions of the Cerberus Term Loan Refinancing Debt or a copy of the documentation relating thereto, stating that Borrower Agent has determined that (i) the conditions specified in clauses (d), (e) and (h) specified above are satisfied and (ii) as to all other conditions specified above the terms and conditions of the Cerberus Term Loan Refinancing Debt documentation materially satisfy such requirements, together with evidence satisfactory to Lender in its Permitted Discretion of satisfaction of such terms and conditions.

Cerberus Term Loan Refinancing Debt: all Borrowed Money owed to any lender pursuant the Cerberus Term Loan. Cerberus Refinancing Term Debt Documents issued in accordance with and meeting the conditions precedent specified in the Cerberus Term Loan Refinancing Conditions.

Cerberus Term Loan Refinancing Debt Documents: the loan agreement, security agreement and each other document evidencing, governing  or otherwise related to and entitled  into in connection with the Cerberus Term Loan Refinancing Debt, as modified, amended  or supplemented from time to time, including if there is a intercreditor agreement relating to the Cerberus Term Loan Refinancing Debt, in accordance with such intercreditor agreement.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the Closing Date, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: (a) Topco ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests of SIC, (b) SIC ceases to own and control, beneficially and of record, directly or indirectly all Equity Interests of AG&M Parent, (c) SIC ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests of L.A.R.K. Parent; (d) AG&M Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in AG&M; (e) AG&M ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in Pental (other than a merger of Pental with and into AG&M in accordance with Section 9.2.9); (f) AG&M ceases to own and control, beneficially and of record, directly or

[SIC] A&R Loan, Security and Guaranty Agreement

indirectly, all Equity Interests in AG SPV; (g) L.A.R.K. Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests of L.A.R.K.; (h) L.A.R.K. ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests of Greencraft Holdings (other than a merger of Greencraft Holdings with and into L.A.R.K. in accordance with Section 9.2.9); (i) Greencraft Holdings ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests of Greencraft Interiors, Casa Verde and Greencraft Stone (other than a merger of Greencraft Interiors, Casa Verde or Greencraft Stone with and into L.A.R.K. or Greencraft Holdings in accordance with Section 9.2.9); (j) any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (as amended), or any successor provision) including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (as amended), or any successor provision), acquires directly or indirectly, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), more than 35% of the total voting power of the voting Equity Interests of Topco or any direct or indirect parent of Topco; or (f) the sale or transfer of all or substantially all assets an Obligor.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto; (b) any action taken or omitted in connection with any Loan Documents; (c) the existence or perfection of any Liens, or realization upon any Collateral; (d) exercise of any rights or remedies under any Loan Documents or Applicable Law; or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986, as amended.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower terminates the Revolver Commitment pursuant to Section 2.1.3; (c) the date on which the Revolver Commitment is terminated pursuant to Section 10.2.; or (d) the date which is at least ninety-one (91) days prior to the maturity of the Term Debt Documents.

Commitments: the Revolver Commitment.

Commodity Exchange Act:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate substantially in the form of Exhibit A, and satisfactory to Lender in all respects, by which Borrower certifies compliance with Section 9.3.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Consigned Inventory: shall mean Inventory of Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

Consolidated Net Debt:  as of any date of determination, the Borrowed Money of Topco and its Subsidiaries as of such date less the amount of Qualified Cash as of such date.

[SIC] A&R Loan, Security and Guaranty Agreement

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Controlled In-Transit Inventory Trigger Period: the period (a) commencing on any day following the occurrence of (i) an Event of Default or (ii) either (x) the Availability is less than the Dominion Threshold at any time or (y) the failure of the Borrower to maintain Availability of at least 15% of the Revolver Commitment for 5 consecutive days and (b) continuing until (i) no Event of Default exists and (ii) during each of the preceding 30 consecutive days, Availability has exceeded 15% of the Revolver Commitment.

Copyrights: all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, including those listed on Schedule 8.1.11, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, and the right to obtain all renewals of any of the foregoing.

Cost Savings Cap: the meaning provided to such term in the definition of “Pro Forma Cost Savings.”

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of Borrower, the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venture, unless expressly made non-recourse to such Person and only to the extent of the direct payment liability of such Person.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% per annum plus the interest rate otherwise applicable thereto.

Deposit Account Control Agreement: a control agreement satisfactory to Lender executed by an institution maintaining a Deposit Account for an Obligor, to perfect Lender’s Lien on such account.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: a percentage of Eligible Accounts equal to the amount by which the Dilution Percent exceeds 5%.

[SIC] A&R Loan, Security and Guaranty Agreement

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrower at Lender or a bank acceptable to Lender, over which Lender has exclusive control for withdrawal purposes.

Dominion Threshold: 10% of the Revolver Commitment.

EBITDA: determined for any period, on a consolidated basis for Topco and its Subsidiaries, the sum of, without duplication, (a) net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up or write-down of assets, and any extraordinary gains or losses (in each case, to the extent included in determining net income), (b) any cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” and, in the case of this clause (b), subject to the Cost Savings Cap, (c) expenses for such period that are covered by insurance or have been reimbursed to an Obligor in cash by a third party who is not an Affiliate of an Obligor to the extent such reimbursement is not already reflected in the calculation of net income; (d) amounts reimbursed pursuant to an Obligor’s business interruption insurance policies; and (e) non-cash compensation consisting of Equity Interests to the extent expensed under GAAP it being agreed that for purposes of calculating any financial ratio or test under the Loan Documents, EBITDA shall be calculated, without duplication, giving effect to the trailing twelve (12) month pro forma results for acquisitions and Investments permitted hereunder (including the commencement of activities constituting such business) and dispositions permitted hereunder (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition, and operational changes permitted hereunder, and any financial ratio or test shall, without duplication, give effect to the trailing twelve (12) month results for any permitted retirement, extinguishment or repayment of Debt and any Debt incurred or assumed by Topco or any of its Subsidiaries in connection with such pro forma transaction (and all Debt so incurred or assumed shall be deemed to have borne interest (x) in the case of fixed rate Debt, at the rate applicable thereto or (y) in the case of floating rate Debt, at the rates which were or would have been applicable thereto during the period when such Debt was or was deemed to be outstanding), in each case, as if any such transaction occurred at the beginning of the applicable period.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Account: an Account owing to Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Lender, in its Permitted Discretion, to be an Eligible Account.  Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor and its Affiliates are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor and its Affiliates, it exceeds 15% (“Concentration Limit”) of the aggregate Eligible Accounts (or such higher Concentration Limit as Lender may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation

[SIC] A&R Loan, Security and Guaranty Agreement

herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (including any customer deposit) (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or any specially designated nationals list maintained by OFAC; or Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Lender) or credit insurance satisfactory in all respects to Lender; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Lender in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Lender, or is subject to any other Lien (other than a Permitted Lien that is junior and subordinate to Lender’s Lien or any other Lien for which an Availability Reserve is being maintained); (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment term has been extended or the Account Debtor has made a partial payment (other than a partial payment of an Account that is the full payment of an invoice); (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.  In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days past the original invoice date will be excluded.

Eligible Assignee:  a Person that is (a) an Affiliate of Lender; (b) an Approved Fund approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed); and (c) during an Event of Default, any Person.

Eligible Consigned Inventory:  Consigned Inventory owned by Borrower that Lender, in its Permitted Discretion, deems to be Eligible Consigned Inventory. Without limiting the foregoing, no Inventory shall be Eligible Consigned Inventory (a) if all of the Accounts owing by such consignee cease to be Eligible Accounts hereunder and (b) unless (i) it meets all of the criteria set forth in the defined term “Eligible Inventory” except clause (b) thereof; (ii) it is subject to a duly executed consigned inventory agreement between Borrower and such consignee, in form and scope satisfactory to Lender (“Consigned Inventory Agreement”), granting Borrower and its assigns a purchase money lien and security interest in all Consigned Inventory that is consigned by Borrower to such consignee, together with the cash and non-cash proceeds thereof; (iii) Borrower has perfected its consignment interest in such Consigned Inventory and the cash and non-cash proceeds thereof by filing a financing statement naming itself as secured party and each Person(s) in possession of such Consigned Inventory as debtor (and naming Lender as assignee or assigned of record by Borrower), and delivering an authenticated notification (executed by, and in form and substance satisfactory to, Lender) within the time period required by, and otherwise meeting the requirements of, the applicable state’s UCC to the holders of any conflicting security interest that have filed a financing statement covering the same types of Inventory before the date that Borrower filed its aforementioned financing statement covering the Consigned Inventory and the cash and non-cash proceeds thereof; and (iv) Lender has received and reviewed to its satisfaction a recent lien search with respect to each consignee of such Consigned Inventory.

Eligible Homeowner Account:  an Eligible Account pursuant to which the Account Debtor is a Person not in the business of building homes.

Eligible Inventory: Inventory owned by Borrower that Lender, in its Permitted Discretion, deems to be Eligible Inventory.  Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from an entity subject to any Sanction or

[SIC] A&R Loan, Security and Guaranty Agreement

any specially designated nationals list maintained by OFAC and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Lender’s duly perfected, first priority Lien, and no other Lien (other than a Permitted Lien that is junior and subordinate to Lender’s Lien or any other Lien for which an Availability Reserve is being maintained); (h) is within the continental United States or Canada, is not in transit except between locations of Borrower, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Lender’s right to dispose of such Inventory, unless Lender has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, customs broker, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or Imported Goods Agreement, as applicable, with respect to Eligible Inventory or an appropriate Rent and Charges Reserve has been established; (l) is reflected in the details of a current perpetual inventory report; and (m) is not Slow-Moving.

Eligible In-Transit Inventory: In-Transit Inventory owned by Borrower that meets all of the criteria set forth in the defined term Eligible Inventory except clauses (h) and (i) thereof, and that Lender, in its Permitted Discretion, deems to be Eligible In-Transit Inventory.  Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is shipped by a common carrier that is not affiliated with the vendor and is not subject to any Sanction or on any specially designated nationals list maintained by OFAC; (b) is received by the Borrower within ninety (90) days after the date of shipment; (c) is fully insured in a manner satisfactory to Lender; (d) is subject to purchase orders and other sale documentation satisfactory to Lender (in its Permitted Discretion), and title has passed to Borrower; (e) is not sold by a Foreign Vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom Borrower is in default of any obligations; (f) is being handled by a customs broker, freight-forwarder or other handler that has delivered an Imported Goods Agreement; and (g) during a Controlled In-Transit Inventory Trigger Period, is subject to a negotiable Document showing Lender (or, with the consent of Lender, Borrower) as consignee, which Document is in the possession of Lender or such other Person as Lender shall approve.

Eligible Slow-Moving Inventory: Slow-Moving Inventory owned by Borrower that meets all of the criteria set forth in the defined term Eligible Inventory except clause (m) thereof, and that Lender, in its Permitted Discretion, deems to be Eligible Slow-Moving Inventory.  Without limiting the foregoing, no Inventory shall be Eligible Slow-Moving Inventory unless (a) it is comprised of Slow-Moving Inventory of Borrower of not more than twenty-four (24) months’ supply of such type or category of Slow-Moving Inventory; and (b) Borrower possesses sales data for Inventory of the same category and type for at least the preceding twelve (12) consecutive months.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise.

Eligible Unbilled Account:  an Account which has not yet been billed, has existed for less than 15 days and otherwise conforms to the definition of Eligible Account.

Environmental Laws:  Applicable Laws (including administrative orders, licenses, authorizations and permits of any Governmental Authority) relating to public health (other than occupational safety and health regulated under OSHA, or public health and safety regulated by the U.S. Food and Drug Administration) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment.

Equity Cure Contributions:  as defined in Section 9.3.2.

[SIC] A&R Loan, Security and Guaranty Agreement

Equity Cure Period:  as defined in Section 9.3.2.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default: as defined in Section 10.

Excess Cash Flow: as defined in the Term Loan Agreement as in effect on the Closing Date.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor, and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation.  If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Account: (i) a deposit account used exclusively used for payroll, payroll taxes or employee benefits, or (ii) a petty cash account containing not more than $150,000 individually at any time or $400,000 in the aggregate for all such petty cash accounts.

Excluded Tax: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profit Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) constituting Other Connection Taxes; and (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which; (i) such Lender acquires such interest in the Loan or Commitment; or (ii) such Lender changes its

[SIC] A&R Loan, Security and Guaranty Agreement

Lending Office, except in each case to the extent that, pursuant to Section 5.9, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,; (c) Taxes attributable to Recipient’s failure to comply with Section 5.9.7 and (d) any withholding Taxes imposed pursuant to FATCA.

Existing Loan Documents: as defined in Section 11.20.

Extraordinary Expenses: all out-of-pocket costs, expenses or advances that Lender may incur during the continuance of an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Lender’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations.  Such out-of-pocket costs, expenses and advances include transfer fees, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses, but excluding any and all Taxes; provided, however, nothing in this definition of “Extraordinary Expenes” shall limit the agreements and obligations of Obligors pursuant to Section 5.9 hereof.

FATCA:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any comparable regime in any jurisdiction, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code or comparable regime.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if such day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up to the nearest 1/8 of 1%) charged to Lender on the applicable day on such transactions, as determined by Lender; provided, that in no event shall such rate be less than zero.

Fee Letter:  the $80,000,000 Senior Revolving Credit Facility Fee Letter, dated as of the Closing Date, executed by Borrower and Lender.

Financial Covenant Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than the Dominion Threshold; and (b) continuing until (i) no Event of Default exists and (ii) during each of the preceding 20 consecutive days, Availability has exceeded the Dominion Threshold.

Financial Statements: (a) the audited consolidated balance sheet of Topco and its Subsidiaries for the Fiscal Year ended December 31, 2017, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, (b)  the unaudited consolidated balance sheet of Topco and its Subsidiaries for the Fiscal Quarters ended March 31, 2017 and March 31, 2018, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

[SIC] A&R Loan, Security and Guaranty Agreement

Fiscal Year: the fiscal year of Borrower and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined as of any date of determination and determined on a consolidated basis for Topco and its Subsidiaries, of (a) EBITDA for the trailing twelve-month period then ending minus  unfinanced Capital Expenditures, minus cash taxes paid or payable during such period, to (b) Fixed Charges, in each case, during the same period.  In determining the Fixed Charge Coverage Ratio for a particular period (1) pro forma effect will be given to:  (x) the incurrence, repayment or retirement of any Debt by Topco and its Subsidiaries since the first day of such period as if such Debt were incurred, repaid or retired on the first day of such period and (y) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by Topco and its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period; (2) in calculating interest expense in respect of any Debt included on a pro forma basis (x) interest on Debt bearing a floating interest rate will be computed as if the rate at the time of computation had been the applicable rate for the entire period (y) if such Debt bears, at the option of such Person and its Subsidiaries, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of such Person, either the fixed or floating rate and (z) the amount of Debt under a revolving credit facility will be based upon the amount of such Debt at the end of the applicable fiscal month; and (3) the calculation of the tax liabilities of Topco and its Subsidiaries described in clause (a) above shall be made without giving effect to any tax refunds, net operating losses or other net tax benefits that were received during such period on account of any prior periods (but only to the extent such tax refunds, net operating losses or other net tax benefits, or a portion thereof, were not previously accounted for or reasonably expected to be applicable in such period by Topco and its Subsidiaries).

Fixed Charges: with respect to any period, the sum of (a) cash interest, plus (b) regularly scheduled principal payments made on Borrowed Money, plus (c) Distributions (other than Tax Distributions) made during such period.

Flow of Funds Agreement:  a Flow of Funds Agreement, in form and substance reasonably satisfactory to the Lender, by and among the Obligors, the Lender and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated on the Closing Date by this Agreement.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Plan: any employee benefit plan or arrangement maintained or contributed to by any Obligor or Subsidiary that is (a) not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: (a) a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, (a “CFC”) (b) a Subsidiary of a CFC and (c) any Subsidiary (including a Subsidiary that is a U.S. Person) substantially all of the assets of which consist of Equity Interests in a CFC.

Full Payment: with respect to any Obligations, (a) the payment in full in cash of all Obligations that are then non-contingent and outstanding, (b) the termination or cash collateralization (in an amount equal to 105%) of all Letters of Credit and then outstanding (or indemnities or other undertakings issued and then in existence in respect of such outstanding Letters of Credit), or, alternatively, with the consent of Lender, the delivery of backstop letters of credit with respect to all such Letters of Credit, indemnities and undertakings (in each case, in an amount, manner and upon terms reasonable satisfactory to Lender), (c) termination or cash collateralization of all Bank Product Obligations owing to Lender or its Affiliates, and (d) the termination or expiration of all Commitments or other obligations to make the Loan or extend credit to the Obligors under the Loan Documents.

GAAP: generally accepted accounting principles in effect in the United States from time to time consistent with those used in preparation of the Financial Statements.

[SIC] A&R Loan, Security and Guaranty Agreement

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority, any supra-national bodies such as the European Union or European Central Bank).

Greencraft Holdings: Greencraft Holdings, LLC, an Arizona limited liability company.

Greencraft Interiors: Greencraft Interiors, LLC, an Arizona limited liability company.

Greencraft Stone: Greencraft Stone and Tile, LLC, an Arizona limited liability company.

Guarantors: L.A.R.K. Parent, AG&M Parent, AG SPV, SIC and each other Person that guarantees payment or performance of Obligations; provided, that no Foreign Subsidiary shall be a Guarantor.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Lender (including this Agreement).

Hazardous Material: any pollutant, contaminant, chemical or substance defined as or included in the definition of “hazardous wastes,” “hazardous materials,” “acutely hazardous wastes,” “hazardous substances,” “extremely hazardous substances,” “toxic substances,” “toxic chemicals,” “toxic pollutants,” or words of similar import under any Environmental Law, including, without limitation, (i) any petroleum, petroleum products, or fractions or derivatives thereof, (ii) natural or synthetic gas, (iii) any asbestos and asbestos containing material, polychlorinated biphenyls or radon gas, and (iv) any radioactive materials, substances or waste.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

Imported Goods Agreement: an Imported Goods Agreement in a form acceptable to Lender and duly executed by the parties named therein.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Lender, other Secured Parties, and their officers, directors, employees, Affiliates, agents and attorneys.

Initial Closing Date:  as to the AG&M Loan Agreement, September 3, 2014 and as to the L.A.R.K. Loan Agreement, June 23, 2015.

Initial Loan Agreement: as defined in the recitals to this Agreement.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Patents, the Trademarks, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

[SIC] A&R Loan, Security and Guaranty Agreement

Intercreditor Agreement: means that certain Intercreditor Agreement, dated as of February 28, 2017 by and among Cerberus Term Agent, in its capacity as agent for the Cerberus Term Lenders (as defined therein), Lender, and acknowledged by the Obligors, as previously amended prior to the Closing Date, amended on the Closing Date and as hereafter further amended from time to time in accordance with the terms thereof.

Interest Period: as defined in Section 3.1.3.

In-Transit Inventory: Inventory of Borrower that is in the possession of a common carrier and is in transit from a vendor of Borrower from a location outside of a state within the United States to a location of Borrower (or a location designated by Borrower) that is in a state within the United States.

Inventory Reserve: reserves established by Lender in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory, including change in salability, theft, shrinkage, imbalance, markdowns and vendor chargebacks.

Investment: (a) a transaction or series of transactions resulting in (i) acquisition of a business division or substantially all assets of a Person; (ii) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (iii) merger, consolidation or combination of an Obligor or Subsidiary with another Person; (b) an acquisition of record or beneficial ownership of any Equity Interests of a Person; or (c) an advance or capital contribution to or other investment in a Person.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Lender, as security for the Obligations.

IRS: the United States Internal Revenue Service.

Joinder Agreement:  a Joinder Agreement, substantially in the form of Exhibit G, duly executed by a Subsidiary of a Borrower made a party hereto pursuant to Section 9.1.11.

Judgment Currency: as defined in Section 12.12.

L.A.R.K.: means L.A.R.K. Industries, Inc., a California corporation.

L.A.R.K. Debt:  means all Debt owed by L.A.R.K. to AG&M pursuant to the L.A.R.K. Debt Documents.

L.A.R.K. Debt Documents:  means (i) the L.A.R.K. Subordinated Note and (ii) each of the other agreements, instruments and other documents with respect to the L.A.R.K. Debt, all as in effect on the date hereof or as may be amended, modified or supplemented from time to time in accordance with the L.A.R.K. Debt Subordination Agreement.

L.A.R.K. Debt Subordination Agreement:  means that certain Subordination Agreement, dated as of December 29, 2017 by and between AG&M and Lender, and acknowledged by L.A.R.K., as amended from time to time in accordance with the terms thereof.

L.A.R.K. Loan Agreement: as defined in the recitals to this Agreement.

L.A.R.K. Parent:  Residential Design Services, LLC, a Delaware limited liability company (f/k/a TCFI LARK LLC).

L.A.R.K. Subordinated Note:  means that certain Subordinated Promissory Note in the original principal amount of $13,500,000, executed by L.A.R.K. and payable to AG&M.

LC Application: an application by Borrower Agent to Lender for issuance of a Letter of Credit, in form and substance satisfactory to Lender.

[SIC] A&R Loan, Security and Guaranty Agreement

LC Conditions: upon giving effect to the issuance of a Letter of Credit: (a) the conditions set forth in Section 6 are satisfied as determined by Lender in its reasonable discretion; (b) total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars; and (d) the purpose and form of the proposed Letter of Credit are reasonably satisfactory to Lender in its reasonable discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower or any other Person to Lender in connection with any Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Borrower for drawings under Letters of Credit; and (b) the aggregate Stated Amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent, in form satisfactory to Lender.

Lender: means Bank of America, N.A.

Lender Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Lender.

Lending Office: any office (including a domestic or foreign Affiliate or branch) used by Lender to fulfill any of its obligations hereunder, as identified in writing from time to time to Borrower Agent by Lender.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers’ acceptance, indemnity, reimbursement agreement or similar instrument issued by Lender for the account or benefit of Borrower or an Affiliate of Borrower.

Letter of Credit Subline:  $15,000,000.

Leverage Ratio:  the ratio of (a) Consolidated Net Debt, to (b) EBITDA, for the most recent trailing twelve month period for which financial statements were, or were required to be, delivered hereunder.

LIBOR: the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Lender at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such interest period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Lender, as published on the applicable Reuters screen page (or other commercially available source designated by Lender from time to time); provided, that if the foregoing rate is not available, then the per annum interest rate to be substituted for LIBOR shall be determined in accordance with Section 3.6.2; provided further, that in no event shall LIBOR be less than zero.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

LIBOR Screen Rate: the LIBOR quote on the applicable screen page Lender designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by Lender from time to time).

LIBOR Successor Rate: as defined in Section 3.6.2.

LIBOR Successor Rate Conforming Changes: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of Lender, to

[SIC] A&R Loan, Security and Guaranty Agreement

reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Lender determines in consultation with Borrower).

License: any license or agreement (other than Governmental Approvals) under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any lien, security interest, pledge, hypothecation, assignment, easement, right-of-way, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Lender, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on such Collateral, agrees to hold any Documents in its possession relating to such Collateral as agent for Lender, and agrees to deliver such Collateral to Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Lender’s Lien, waives or subordinates any Lien it may have on such Collateral, and agrees to deliver such Collateral to Lender upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Lender the right, vis-à-vis such Licensor, to enforce Lender’s Liens with respect to such Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Documents: collectively, as may be amended, modified or supplemented from time to time, this Agreement, the Other Agreements and the Security Documents.

Loan Year: each 12 month period commencing on the Closing Date or an anniversary thereof.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, material Properties, or financial condition of the Obligors, taken as a whole, or on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Lender’s Liens on any material portion of the Collateral; (b) impairs the ability of any Borrower or the Obligors, taken as a whole, to perform its (or theirs, as the case may be) material obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce or collect any Obligations or to realize upon a material portion of the Collateral.

Material Contract: with respect to any Person, (a) the Term Debt Documents, (b) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (c) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Lender.

[SIC] A&R Loan, Security and Guaranty Agreement

Mortgage: any mortgage, deed of trust or similar instrument in which any Obligor grants a Lien on its Real Estate to Lender, as security for any Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

Net Proceeds: with respect to any disposition of Property, proceeds (including, when received, any deferred or escrowed payments) received by Borrower or its Subsidiary in cash from such disposition, net of (a) reasonable costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Lender’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, income tax, and such other customary reserves, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Eligible Inventory, Eligible In-Transit Inventory, Eligible Consigned Inventory,  and Eligible Slow-Moving Inventory, as applicable, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrower’s Inventory performed by an appraiser and on terms satisfactory to Lender.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent (or, if applicable, L.A.R.K. or AG&M) to request a Borrowing of Revolver Loans, in form satisfactory to Lender.

Notice of Conversion/Continuation: a request by Borrower Agent (or, if applicable, L.A.R.K. or AG&M) for a conversion or continuation of a Loan as a LIBOR Loan, in form satisfactory to Lender.

Obligations: all (a) principal of and premium, if any, on the Loans; (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit; (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents; (d) Bank Product Debt; in each case, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: Borrowers and each Guarantor.

OFAC:  Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: collectively, each LC Document, the Intercreditor Agreement, the L.A.R.K. Debt Subordination Agreement, each Borrowing Base Certificate, each Compliance Certificate, any Perfection Certificate, any Joinder Agreement, any Guaranties or any other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor to Lender in connection with any transactions relating hereto.

[SIC] A&R Loan, Security and Guaranty Agreement

Other Connection Taxes:  Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or other security interest or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment.

Overadvance: as defined in Section 2.1.5.

Patents: (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to in Schedule 8.1.11, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including any of the foregoing referred to in Schedule 8.1.11, and (c) all rights to obtain any reissues or extensions of the foregoing.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Conditions: as to any relevant action contemplated in this Agreement, (a) no Event of Default has then occurred and is continuing or would result from any such action, and (b)(i) if the Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to such action, is at least 1.0 to 1.0, Availability for each of the 30 days immediately preceding the date of such action and immediately after giving pro forma effect to such action equals or exceeds 12.5% of the Revolver Commitment or (ii) if the Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to such distribution, is less than 1.0 to 1.0, Availability for each of the 30 days immediately preceding the date of such action and immediately after giving pro forma effect to such action equals or exceeds 17.5% of the Revolver Commitment

Payment Item: each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Pental:  Pental Granite and Marble, LLC, a Washington limited liability company.

Permitted Acquisition: an Investment of the type described in clauses (a) and (b) of the definition of “Investment”; so long as with respect to all such Investments pursuant to this definition, (i) such acquisition or Investment, as applicable, is consensual; (ii) the assets, business or Person being acquired is useful or engaged in the business of Obligors and is located or organized within the United States; and (iii) either (x) at the time of, and after giving pro forma effect to such acquisition or Investment, as applicable, the Payment Conditions have been satisfied and Borrower Agent shall deliver a Compliance Certificate to Lender five days prior to the consummation of such

[SIC] A&R Loan, Security and Guaranty Agreement

Investment demonstrating compliance with the definition hereof, or (y) if the Payment Conditions are not satisfied but the requirements of clauses (i) and (ii) above are satisfied and so long as no Event of Default would result from any such action, the amount of such acquisition or Investment, when combined with all other permitted acquisitions and Investments which did not satisfy the Payment Conditions, does not to exceed $5,000,000 in the aggregate during any Fiscal Year.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender providing for a secured facility of the type set forth herein and based on the applicable circumstances as of the applicable date of determination).

Permitted Distributions: with respect to any Obligor, (i) so long as no Event of Default exists or would result from the making of such distribution, (a) the payment of dividends or any other distributions on an Obligor’s Equity Interests to another Obligor (other than a Guarantor) or the payment of any indebtedness owed to an Obligor (other than a Guarantor), (b) the making of any loans or advances to an Obligor (other than a Guarantor), (c) the transfer of any property or assets to a Borrower, (d) payments to enable Obligors to repurchase any Equity Interest issued by such Obligor or warrants, options or other similar rights granted by such Obligor, from any officer, director or employee, not to exceed $1,000,000 in the aggregate during any Fiscal Year, (e) to the extent AG&M Parent, L.A.R.K. Parent or Borrower, as applicable, is treated as a partnership or disregarded entity for U.S. federal income tax purposes or Borrower is part of an affiliated group filing consolidated income tax returns, Tax Distributions, and (f) Borrower may make distributions to AG&M Parent or L.A.R.K. Parent (and AG&M Parent and L.A.R.K. Parent may make any subsequent Distribution) for the purpose of allowing AG&M Parent or L.A.R.K. Parent to pay reasonable expenses incurred in connection with the maintenance of its existence as a holding company; (ii) as to any other distribution, so long as (a) no Event of Default exists or would result from the making of such distribution and (b)(x) if the Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to such distribution, is at least 1.0 to 1.0, Availability for each of the 30 days immediately preceding the date of such action and immediately after giving pro forma effect to such action equals or exceeds 17.5% of the Revolver Commitment or (y)  if the Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to such distribution, is less than 1.0 to 1.0, Availability for each of the 30 days immediately preceding the date of such action and immediately after giving pro forma effect to such action equals or exceeds 22.5% of the Revolver Commitment.

Permitted Investments: means (a) an Investment by an Obligor in (i) payroll, travel, commission, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the Ordinary Course of Business, (ii) consideration received in connection with any sale, lease, transfer or other disposition permitted under this Agreement, (iii) deposit accounts, (b) Investments  made by an Obligor in the nature of immaterial pledges or deposits with respect to leases or utilities provided to third parties in the Ordinary Course of Business and (c) Permitted Acquisitions.

Permitted Lien: as defined in Section 9.2.2.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platform: as defined in Section 11.4.3.

Pledge Agreement: the Amended and Restated Pledge Agreement dated as of the date hereof among the Obligors party thereto and Lender and all amendments, modifications and supplements and any exhibits or schedules thereto.

[SIC] A&R Loan, Security and Guaranty Agreement

Pledged Equity: the equity interests listed on Schedule 8.1.4(d), together with any other Equity Interests, certificates, options or rights of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Obligor while this Agreement is in effect.

Prime Rate: the rate of interest announced by Lender from time to time as its prime rate.  Such rate is set by Lender on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate publicly announced by Lender shall take effect at the opening of business on the day specified in the announcement.

Pro Forma Cost Savings: an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by Topco or Subsidiaries within 18 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Borrower Agent and are reasonably anticipated to be realized within 18 months after the date of such pro forma calculation and (b) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that (i) the aggregate amount added in respect of the foregoing proviso (or otherwise added to EBITDA) shall not exceed with respect to any four quarter period 10% of EBITDA for such period (such limitation, the “Cost Savings Cap”) and (ii) the aggregate amount added in respect of the foregoing proviso (or otherwise added to EBITDA) shall no longer be permitted to be added back to the extent the cost savings, operating expense reductions, operating improvements and synergies have not been achieved within 18 months of the action or event giving rise to such cost savings, operating expense reductions, operating improvements and synergies.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 Business Days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified Cash: as of any day, the aggregate amount of unrestricted cash and Cash Equivalents (or restricted cash and Cash Equivalents to the extent that such cash and Cash Equivalents are deemed restricted solely as a result of the Liens created by the Loan Documents) of Topco or any other Subsidiary that is in any Deposit Account described in Scheduled 9.1.9 or any other Deposit Account reasonably acceptable to Lender and maintained by a branch office of a bank located in the United States on such day.

[SIC] A&R Loan, Security and Guaranty Agreement

Qualified ECP:  an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient:  Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Register: as defined in Section 11.1.3.

Reimbursement Date: as defined in Section 2.2.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) commencing 60 days after the Closing Date (or such longer time as determined by Lender in its sole discretion), a reserve at least equal to three (3) months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Restricted Investment: any Investment by any Obligor or its Subsidiaries, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Lender’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Lender; (c) loans and advances permitted under Section 9.2.7, and (d) Permitted Investments.

Restrictive Agreement: an agreement (other than a Loan Document or an agreement executed in connection with the Term Debt, Subordinated Debt or Borrowed Money otherwise permitted pursuant to the Loan Documents) that conditions or restricts the right of Borrower, any Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: Lender’s obligation to make Revolver Loans and to issue Letters of Credit in an amount up to $80,000,000 in the aggregate.

Revolver Loan: a loan made by Lender under the credit facility established hereby.

Revolver Termination Date:  June 28, 2023.

Revolver Usage:  the aggregate amount of outstanding Revolver Loans, plus the aggregate Stated Amount of outstanding Letters of Credit.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor acceptable to Lender.

Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

Scheduled Unavailability Date: as defined in Section 3.6.2.

[SIC] A&R Loan, Security and Guaranty Agreement

Secured Parties: Lender and providers of Bank Products.

Security Documents: the IP Assignments, Mortgages, the Pledge Agreement, Deposit Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of Borrower or, if the context requires, an Obligor.

SIC: SIC Intermediate, Inc., a Delaware corporation.

Slow-Moving Inventory: Inventory owned by Borrower that is in excess of a twelve (12) months’ supply of such type or category of Inventory (of a type or category of Inventory which, for items held for sale by Borrower at least twelve (12) consecutive months, shall be based on sales over the then preceding twelve (12) consecutive month period).

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Obligor:  an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 12).

Sponsors:  means, collectively, Trive Capital Fund I LP, Trive Capital Fund I (Offshore) LP, and Trive Affiliated Coinvestors I LP.

Stated Amount: the stated amount of a Letter of Credit, including any automatic increase, whether or not then effective, provided by the terms of the Letter of Credit or related LC Documents.

Subordinated Debt: all Debt incurred by Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Lender.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by Borrower or combination of Borrower (including indirect ownership through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swap Obligations:  with respect to any Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Tax Distributions: so long as AG&M Parent, L.A.R.K. Parent or Borrower, as applicable, is treated as a partnership or disregarded entity for United States federal tax purposes or part of an affiliated group filing U.S. consolidated income tax returns, quarterly tax distributions on April 10, June 10, September 10 and December 10 of

[SIC] A&R Loan, Security and Guaranty Agreement

each Fiscal Year by AG&M Parent, L.A.R.K. Parent or Borrower, as applicable, to its members with respect to each Fiscal Year, which, in the aggregate, are in an amount equal to the amount necessary to pay such members’ estimated state, local and United States federal income tax liabilities in respect of the income earned by AG&M Parent, L.A.R.K. Parent or Borrower, as applicable (which taxable income will include the taxable income of subsidiaries of AG&M Parent, L.A.R.K. Parent or such Borrower, as applicable, that are similarly classified as partnerships or disregarded entities for U.S. federal income tax purposes or otherwise treated as part of an affiliated group filing U.S. consolidated income tax returns), calculated as an amount equal to the product of (A) the net taxable income of the Parent or Borrower, as applicable, minus any previous net taxable loss of AG&M Parent, L.A.R.K. Parent or Borrower, as applicable, that is usable by the members of AG&M Parent, L.A.R.K. Parent or Borrower, as applicable to offset net taxable income of AG&M Parent, L.A.R.K. Parent or Borrower, as applicable, and taking into account the characterization of the income of AG&M Parent, L.A.R.K. Parent or Borrower, as applicable, as ordinary income or capital gains and the deductibility of state and local income taxes for federal purposes, as appropriate, and (B) the highest marginal federal income tax rate applicable to any member of AG&M Parent, L.A.R.K. Parent or Borrower, as applicable, (including under Sections 1401 through 1403 and Section 1411 of the Code) and a 15% assumed state and local tax rate; provided however, that to the extent the actual tax liability of members in respect of AG&M Parent, L.A.R.K. Parent or Borrower, as applicable for a taxable year is less than the sum of the estimated payments described above for the year, then the excess will be deducted from the next quarterly tax distribution.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Agent: as applicable, (i) the Cerberus Term Agent or (ii) any agent under the Cerberus Term Loan Refinancing Debt Documents.

Term Debt: as applicable, (i) all Borrowed Money owed to the Term Lenders (as defined in the Intercreditor Agreement) pursuant to the Cerberus Term Debt Documents or (ii) owed to the relevant lenders pursuant to the Cerberus Term Loan Refinancing Debt Documents.

Term Debt Documents:  as applicable, (i) the Cerberus Term Debt Documents or (ii) the Cerberus Term Loan Refinancing Debt Documents.

Topco:  means Select Interior Concepts, Inc., a Delaware corporation.

Trademarks: (a) all trademarks, trade names, corporate names, each Borrower’s names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to in Schedule 8.1.11, and (b) the right to obtain all renewals thereof.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unused Line Fee Rate: a per annum rate equal to (a) 0.25%, if the average daily balance of Revolver Usage was less than 40% of the Revolver Commitment during the preceding calendar month, or (b) 0.15%, if the average daily Revolver Usage was 40% or more of the Revolver Commitment during the preceding calendar month.

[SIC] A&R Loan, Security and Guaranty Agreement

U.S. Borrower: any Borrower that is a U.S. Person.

U.S. Person: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.9.7.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first‑out basis, and excluding any portion of cost attributable to intercompany profit among Borrower and its Affiliates; and (b) for an Account, its face amount, without duplication of any other calculation made in the determination of the Borrowing Base, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Write-Down and Conversion Powers: the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

1.2Accounting Terms.  Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with those used in preparing the Financial Statements and using the same inventory valuation method as used in the Financial Statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Lender, and all relevant provisions of the Loan Documents are amended in a manner reasonably satisfactory to Lender to take into account the effects of the change.  All financial statements delivered hereunder shall be prepared without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

1.3Uniform Commercial Code.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account”, “Account Debtor”, “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4Certain Matters of Construction.  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement includes any modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes successors and assigns; (f) time of day means the time of day at Lender’s notice address under Section 11.4.1; or (g) discretion of Lender mean its sole and absolute discretion exercised at any time unless expressly provided otherwise.  All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Lender in its Permitted Discretion (and not necessarily calculated in accordance with GAAP).  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Reference to Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer

[SIC] A&R Loan, Security and Guaranty Agreement

would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5Time of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

2.CREDIT FACILITIES

2.1Revolver Commitment.

2.1.1Revolver Loans.  On the Closing Date, the “Revolver Loans” and “Revolver Commitments” (each as defined in each Initial Loan Agreement) held by the Lender shall be deemed to be Revolver Loans and Revolver Commitments under this Agreement.  Lender agrees, on the terms set forth herein, to make Revolver Loans to Borrower in an aggregate amount up to the Revolver Commitment, from time to time through the Commitment Termination Date.  The Revolver Loans may be repaid and reborrowed as provided herein.  In no event shall Lender have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.  Lender shall use commercially reasonable efforts to provide Borrower with 3 Business Days prior written notification of the establishment of any change in the eligibility criteria or the establishment of any Availability Reserve, in each case, to the extent such change would have the effect of reducing the Borrowing Base; provided that, the failure to provide any such notice shall not limit Lender’s rights to establish any such change or reserve, but such change or reserve shall only become effective following notice to Borrower.   Lender may fulfill its obligations under the Loan Documents through one or more Lending Offices, and this shall not affect any obligations of Obligors under the Loan Documents or with respect to any Obligations.

2.1.2Use of Proceeds.  The proceeds of Revolver Loans shall be used by Borrower solely (a) to refinance each Initial Loan Agreement; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for other lawful corporate purposes of Borrower permitted under this Agreement, including working capital and Permitted Distributions.

2.1.3Termination of Revolver Commitment.  The Revolver Commitment shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement.  Upon prior written notice to Lender, Borrower may, at their option, terminate in full or reduce in part the Revolver Commitment (provided that the reduced Revolver Commitment shall in no event be reduced to less than $40,000,000 without prior written consent by Lender).  Any notice of termination given by Borrower shall be irrevocable.  On the termination or reduction date, Borrower shall (i) repay any Overadvance or (ii) provide Full Payment of all Obligations (if the Revolver Commitments are terminated in full).

2.1.4Increase of Revolver Commitment.  Borrower may request an increase in the Revolver Commitment from time to time upon notice to Lender, as long as (a) the first such requested increase is in a minimum amount of $5,000,000 and each increase is offered on the same terms as existing Revolver Commitment, (b) increases under this Section do not exceed $50,000,000 in the aggregate and no more than two (2) increases shall be made in any Fiscal Year, (c) the requested increase does not cause the Revolver Commitment to exceed 90% of any applicable cap under the Intercreditor Agreement or any Subordinated Debt agreement, and (d) Borrower has not reduced the Revolver Commitment.  If Lender agrees to the requested increase (in its sole discretion), Lender and Borrower shall execute and deliver such documents and agreements as Lender deems appropriate in its Permitted Discretion to evidence the increase in the Revolver Commitment.

2.1.5Overadvances.  If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrower on demand by Lender (or within 2 Business Days after demand by Lender with respect to any Overadvance resulting from a change by Lender to the eligibility criteria in accordance with this Agreement), and shall nevertheless constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents.  Any funding or sufferance of an Overadvance shall not constitute a waiver by Lender of the Event of Default caused thereby.

[SIC] A&R Loan, Security and Guaranty Agreement

2.2Letter of Credit Facility.

2.2.1Issuance of Letters of Credit.  Borrower acknowledge and agree that, as of the Closing Date, the “Letters of Credit” listed on Schedule 2.2.1 have been issued and are outstanding under each Initial Loan Agreement. On the Closing Date, such “Letters of Credit” automatically, and without any action on the part of any Person, shall be deemed to be Letters of Credit issued hereunder for all purposes. Lender agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)Borrower acknowledges that Lender’s willingness to issue any Letter of Credit is conditioned upon its receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount.  Lender shall have no obligation to issue any Letter of Credit unless (i) it receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied or waived.

(b)Letters of Credit may be requested by Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Lender.  Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Lender may require a new LC Application in its discretion.

(c)Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary.  In connection with any Letter of Credit, Lender shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Lender, including any act or omission of a Governmental Authority.  No Indemnitee shall be liable to any Obligor or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Documents except as a result of its gross negligence or willful misconduct.  Borrower shall take all action to avoid and mitigate any damages relating to any Letter of Credit or claim against Lender, including through enforcement of any available rights against a beneficiary.  Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower is discharged with proceeds of any Letter of Credit.

(d)In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Lender shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Lender, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Lender may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon and in accordance with, any advice given by such experts.  Lender may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of unaffiliated agents and attorneys-in-fact selected with reasonable care.

2.2.2Reimbursement.  If Lender honors any request for payment under a Letter of Credit, Borrower shall pay (in the form of a Revolving Loan) to Lender, on the same day (“Reimbursement Date”), the amount paid under such Letter of Credit and all applicable fees, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrower.  The obligation of Borrower to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any

[SIC] A&R Loan, Security and Guaranty Agreement

claim, setoff, defense or other right that Borrower may have at any time against the beneficiary.  Whether or not Borrower submits a Notice of Borrowing, Borrower shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due on any Reimbursement Date.

2.2.3Cash Collateral.  If at any time (a) an Event of Default exists, (b) the Commitment Termination Date occurs, or (c) the Revolver Termination Date is scheduled to occur within 20 Business Days, then Borrower shall, at Lender’s request, Cash Collateralize all outstanding Letters of Credit.  If Borrower fails to provide any Cash Collateral as required under this Section 2.2.3, Lender may advance, as Revolver Loans, the amount of Cash Collateral required and unprovided.

3.INTEREST, FEES AND CHARGES

3.1Interest.

3.1.1Rates and Payment of Interest.

(a)The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.

(b)During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Lender in its discretion so elects, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.  Each Obligor acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c)Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrower, and shall in no event be less than zero at any time.  Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount being prepaid; and (iii) on the Commitment Termination Date.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents or, if no payment date is specified, within the two (2) Business Day period following demand.

3.1.2Application of LIBOR to Outstanding Loans.

(a)Borrower may on any Business Day, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan.  During any Event of Default, Lender may declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)To convert or continue Loans as LIBOR Loans, Borrower Agent shall give Lender a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified).  If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrower shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.  Lender does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3Interest Periods.  In connection with the making, conversion or continuation of any LIBOR Loans, Borrower shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, or 90 days; provided, however, that:

(a)the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

[SIC] A&R Loan, Security and Guaranty Agreement

(b)if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4Interest Rate Not Ascertainable.  If, due to any circumstance affecting the London interbank market, Lender determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Lender shall immediately notify Borrower of such determination.  Until Lender notifies Borrower that such circumstance no longer exists, the obligation of Lender to make affected LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as such LIBOR Loans.

3.2Fees.  Borrower shall pay to Lender the fees set forth on Exhibit C to this Agreement.

3.3Computation of Interest, Fees, Yield Protection.  All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days.  Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrower under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 30 days following receipt of the certificate.

3.4Reimbursement Obligations.  Borrower shall pay all Extraordinary Expenses promptly upon request.  Borrower also shall reimburse Lender for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 9.1.1(b), any examination, inspection, audit or appraisal with respect to any Obligor or Collateral prepared by Lender’s personnel or a third party (and with respect to field examinations, audits and appraisals, whether such fees are out-of-pocket or allocated fees of Lender’s personnel).  All legal, accounting and consulting fees shall be charged to Borrower by Lender Professionals at their full hourly rates, regardless of any alternative fee arrangements that Lender or any of its Affiliates may have with such professionals that otherwise might apply to this or any other transaction.  Each Obligor acknowledges that counsel may provide Lender with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Lender, including fees paid hereunder.  If, for any reason (including inaccurate reporting by Borrower), it is determined by Lender in its commercially reasonable discretion that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively, and Borrower shall immediately pay to Lender an amount equal to the difference between the amount of interest that would have accrued using the proper margin and the amount actually paid.  All amounts payable by Borrower under this Section shall be due on demand.

3.5Illegality.  If Lender determines that any change in Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to perform any of its obligations hereunder, to make, maintain, fund or charge applicable interest or fees with respect to any Loan or Letter of Credit, or to determine or charge interest based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to Borrower, any obligation of Lender to perform such Obligations, to make, maintain or fund the Loan or issue the Letter of Credit (or charge interest or fees with respect thereto), or to continue or convert Base Rate Loans as LIBOR Loans, shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist.  Upon delivery of such notice, Borrower shall convert all LIBOR Loan(s) to Base Rate Loan(s) either on the last day of the Interest Period therefor, if Lender may lawfully continue to

[SIC] A&R Loan, Security and Guaranty Agreement

maintain the LIBOR Loan to such day, or immediately, if Lender may not lawfully continue to maintain LIBOR Loan.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.6Inability to Determine Rates; LIBOR Successor Rate.

3.6.1Inability to Determine Rates Generally.  If Lender notifies Borrower Agent in connection with a Borrowing, conversion or continuation of, a LIBOR Loan that for any reason (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, (b) adequate and reasonable means do not exist for determining LIBOR for the applicable Interest Period, or (c) LIBOR for the applicable Interest Period does not adequately and fairly reflect the cost to Lender of funding the Loan, then Lender’s obligation to make or maintain LIBOR Loans shall be suspended to the extent of the affected LIBOR Loan or Interest Period until Lender revokes the notice.  Upon receipt of the notice, Borrower Agent may revoke any pending request for a Borrowing, conversion or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.6.2LIBOR Successor Rate.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Lender (which determination shall be conclusive absent manifest error), or the Borrower notifies Lender that Borrower has determined, that:

(a)adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(b)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(c)syndicated loans currently being executed, or that include language similar to that contained in this Section 3.6.2 are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by Lender or receipt by Lender of such notice, as applicable,  Lender and Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after Lender makes such determination or receives such notice.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), Lender will promptly so notify Borrower.  Thereafter, (x) the obligation of Lender to make or maintain LIBOR Loans shall be suspended, (to the extent of the affected LIBOR Loans or Interest Periods), and (y) the LIBOR component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement

[SIC] A&R Loan, Security and Guaranty Agreement

3.7Increased Costs; Capital Adequacy.

3.7.1Increased Costs Generally.  If any Change in Law shall:

(a)impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in LIBOR);

(b)subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, or (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)impose on Lender or any interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Letter of Credit, Commitment or Loan Document;

and the result in clause (a), (b) or (c) above shall be to increase the cost to Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue a Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.  Notwithstanding anything contrary in this Agreement or any of the Loan Documents, Borrower shall not be required to compensate or pay additional or increased amounts pursuant to Section 3.5 or this Section 3.7 that arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or any company or Person controlling Lender and any participant of Lender’s rights hereunder or any successors or assignees thereof.

3.7.2Capital Requirements.  If Lender determines that a Change in Law affecting Lender or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s or such holding company’s capital as a consequence of this Agreement, Commitments, Loans or Letters of Credit to a level below that which Lender or such holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3LIBOR Loan Reserves.  If Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrower shall pay additional interest to Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by Lender (as determined by it in good faith, which determination shall be conclusive).  The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if Lender notifies Borrower of the additional interest less than 10 days prior to the interest payment date, then the additional interest shall be payable 10 days after Borrower’s receipt of the notice.

3.7.4Compensation.  Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate Lender for any increased costs or reductions suffered more than six months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that Lender notifies Borrower Agent of the applicable Change in Law and of Lender’s intention to claim compensation therefor.

3.8Mitigation; Replacement of Lenders.

3.8.1Designation of a Different Lending Office.  If Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrower is required to pay any Indemnified Taxes or additional amounts under Section 5.9, then at the request of Borrower Agent, Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or

[SIC] A&R Loan, Security and Guaranty Agreement

Affiliates, if, in the judgment of Lender, such designation or assignment (a) would eliminate the need for such notice or eliminate or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful.  Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

3.8.2Replacement of Lenders.  If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7 or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.9 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, then Borrower may, at its sole expense and effort, upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.1.1, all of its interests, rights (other than its existing rights to payments pursuant to Section 3.5, Section 3.7 or Section 5.9) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(a)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(b)in the case of any such assignment resulting from a claim for compensation under Section 3.7 or payments required to be made pursuant to Section 5.9, such assignment will result in a reduction in such compensation or payments thereafter; and

(c)such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

3.9Funding Losses.  If for any reason (a) any Borrowing, conversion or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrower fails to repay a LIBOR Loan when required hereunder, then Borrower shall pay to Lender all resulting losses and expenses, including loss of anticipated profits and any loss, expense or fee arising from redeployment of funds or termination of match fundings (but excluding any and all Taxes).  For purposes of calculating amounts payable under this Section, Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.10Maximum Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”).  If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

[SIC] A&R Loan, Security and Guaranty Agreement

4.LOAN ADMINISTRATION

4.1Manner of Borrowing and Funding Revolver Loans.

4.1.1Notice of Borrowing.

(a)To request a Revolver Loan, Borrower Agent shall give Lender a Notice of Borrowing by 11:00 a.m. (i) on the requested funding date for a Base Rate Loan, and (ii) at least two Business Days prior to the requested funding date for a LIBOR Loan.  Notices received by Lender after such time shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).  Notwithstanding the foregoing, each of L.A.R.K. and AG&M may also request a Revolver Loan to be made directly to it by giving Lender a Notice of Borrowing and may also convert and continue any such Loans made directly to it by giving to Lender an applicable Notice of Conversion/Continuation.

(b)Unless payment is otherwise made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such relevant Obligation.  In addition, Lender may, at its option, charge such amount against any operating, investment or other account of Borrower maintained with Lender or any of its Affiliates.  Notwithstanding the foregoing, Lender shall use commercially reasonable efforts to provide Borrower with 3 days prior written notification before charging any out-of-pocket fees or expenses against any operating, investment or other account or deeming such fees or expenses to be a request for a Base Rate Loan; provided that, the failure to provide any such notice shall not limit Lender’s rights hereunder.  If Lender elects to not make a Borrowing to pay the Obligations as provided in this Section 4.1.1(b), such Obligations shall be due from Borrower within two (2) Business Days after demand.

(c)If Borrower maintains a controlled disbursement account with Lender or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item.  Proceeds of the Loan may be disbursed directly to the account.

4.1.2Notices.  If Borrower requests, converts or continues Loans, selects interest rates, or transfers funds based on telephonic or electronic instructions to Lender, Borrower shall confirm each such request by prompt delivery to Lender of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable.  Lender shall have no liability for any loss suffered by Borrower as a result of Lender acting upon its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give such instructions on Borrower’s behalf.

4.2Number and Amount of LIBOR Loans; Determination of Rate.

Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $500,000, plus any increment of $100,000 in excess thereof.  No more than six (6) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.

Upon determining LIBOR for any Interest Period requested by Borrower, Lender shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.

4.3Borrower Agent.  Each Borrower hereby designates Topco (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrowing Base Certificates, Compliance Certificates, and other information, reports, financial statements and other materials to be

[SIC] A&R Loan, Security and Guaranty Agreement

delivered hereunder by Borrowers, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Lender.  Borrower Agent hereby accepts such appointment.  Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower.  Lender may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower.  Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower

4.4One Obligation.  The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrower and are secured by Lender’s Lien on all Collateral.

4.5Effect of Termination.  On the effective date of the termination of the Revolver Commitment, the Obligations shall be immediately due and payable, and each Secured Party may terminate its Bank Products.  Until Full Payment of the Obligations, all undertakings of Borrower contained in the Loan Documents shall continue, and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents.  Lender shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting it from dishonor or return of any Payment Item previously applied to the Obligations.  Sections 2.2, 3.4, 3.6, 3.7, 3.9, 5.3, 5.6, 5.8, 5.9, 10.4, 10.5, 11.3, this Section, and each indemnity or waiver given by an Obligor in any Loan Document, shall survive Full Payment of the Obligations.

5.PAYMENTS

5.1General Payment Provisions.  Subject to Section 5.9, all payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, and in immediately available funds, not later than 12:00 noon on the due date.  Any payment after such time shall be deemed made on the next Business Day.  Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.  Borrower agrees that Lender shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations under the Loan Documents, in such manner as Lender deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2Repayment of Revolver Loans.  Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder.  Revolver Loans may be prepaid from time to time, without penalty or premium.  If an Overadvance exists at any time, Borrower shall, on the sooner of Lender’s demand or the first Business Day after Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base.  If any asset disposition includes the disposition of Accounts or Inventory (other than in the Ordinary Course of Business, but in all cases subject to the provisions of Section 5.5), Borrower shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in Borrowing Base resulting from the disposition.

5.2.1Keepwell. Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.3 voidable under any applicable fraudulent transfer or conveyance act).  The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations.  Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.3Payment of Other Obligations.  Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.

[SIC] A&R Loan, Security and Guaranty Agreement

5.4Dominion Account.  Borrower shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Lender.  Borrower shall obtain an agreement (in form and substance reasonably satisfactory to Lender) from each lockbox servicer and Dominion Account bank, establishing Lender’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account.  If a Dominion Account is not maintained with Lender, Lender may require immediate transfer of all funds in such account to a Dominion Account maintained with Lender.  Lender assumes no responsibility to Borrower for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.  Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).  If Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Lender and promptly (not later than the next Business Day) deposit same into a Dominion Account.  Other than during a Cash Dominion Trigger Period, the provisions of this Section 5.5 shall cease to apply.

5.5Marshaling; Payments Set Aside.  Lender shall have no obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any payment by or on behalf of Borrower is made to Lender, or if Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6Application of Payments.

5.6.1Dominion Account.  During the Cash Dominion Trigger Period, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day.  Any resulting credit balance results from such application shall not accrue interest in favor of Borrower and shall be made available to Borrower as long as no Event of Default exists.  In no event shall monies and collateral proceeds obtained from an Obligor be applied to repayment of its Excluded Swap Obligations.

5.6.2Insurance and Condemnation Proceeds.  Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to a Deposit Account of Borrower subject to a Deposit Account Control Agreement if not otherwise paid to a Deposit Account maintained at Lender.  Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to other Obligations.  Any proceeds or awards that relate to Equipment or Real Estate shall be applied in accordance with the Intercreditor Agreement.

5.6.3Reinvestment of Proceeds.  If requested by Borrower in writing within 30 days after Lender’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrower may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held in a Deposit Account of Borrower subject to a Deposit Account Control Agreement if not otherwise held in a Deposit Account of Borrower maintained at Lender) as long as (i) no Event of Default exists on the date of such request and (ii) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens.

5.7Account Stated.  Lender shall maintain, in accordance with customary practices, loan account(s) evidencing the Debt of Borrower hereunder.  Any failure of Lender to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder.  Entries made in a loan account shall constitute presumptive evidence of the information contained therein.  If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Lender in writing within 30 days after receipt or inspection that specific information is subject to dispute.

[SIC] A&R Loan, Security and Guaranty Agreement

5.8Taxes.

5.8.1Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of the Obligor) requires the deduction or withholding of any Tax from any such payment by the Obligor, then the Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Without limiting the foregoing, Obligors shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with Applicable Law or, at Lender’s option, timely reimburse Lender for payment thereof.

5.8.2Tax Indemnification.  Obligors shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Obligors shall make payment within 10 days after demand for any amount or liability payable under this Section.  A certificate delivered to an Obligor by Lender (for itself or on behalf of a Recipient) as to the amount of such payment or liability, shall be conclusive absent manifest error.

5.8.3Evidence of Payments.  As soon as practicable after any payment of Taxes by an Obligor to a Governmental Authority pursuant to this Section, such Obligor or Borrower’s Agent shall deliver to the applicable Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Lender.

5.8.4Treatment of Certain Refunds.  If Lender determines in its discretion that it or another Recipient has received a refund of Taxes that were indemnified by an Obligor or with respect to which Borrower paid additional amounts pursuant to this Section, the Recipient shall pay the amount of such refund to Borrower (but only to the extent of indemnity payments or additional amounts actually paid by Borrower with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by the Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).  Borrower shall, upon request by Lender, repay to the Recipient such amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority.  Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrower if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  In no event shall any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.8.5Status of Lender.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Agent, at the time or times reasonably requested by Borrower Agent or other Obligor, such properly completed and executed documentation reasonably requested by Borrower Agent  or other Obligor as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower Agent or other Obligor, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower Agent or other Obligor as will enable Borrower Agent or other Obligor to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

[SIC] A&R Loan, Security and Guaranty Agreement

Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.9.7 (a)(i), (a)(ii) and (a)(iv)) shall not be required if in the Lender’s Permitted Discretion such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(a)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(i)any Lender that is a U.S. Person shall deliver to Borrower Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Borrower Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or other Obligor), whichever of the following is applicable:

(1)in the case of a Lender who is not a U.S. Person and claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Lender that is not a U.S. Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or

(4)to the extent a Lender that is not a U.S. Person is also not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit h-4 on behalf of each such direct and indirect partner;

(iii)any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Borrower Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or other Obligor), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower Agent or other Obligor to determine the withholding or deduction required to be made; and

(iv)if a payment made to a Lender under any Loan Document would be subject to a Tax or penalty imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall

[SIC] A&R Loan, Security and Guaranty Agreement

deliver to Borrower Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Agent or other Obligor such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or other Obligor as may be necessary for Borrower or other applicable Obligor to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

5.8.6Survival.  Each party’s obligations under this Section 5.9 shall survive any assignment by Lender of rights or obligations hereunder, termination of the Commitments, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

5.9Nature and Extent of Each Borrower’s Liability.

5.9.1Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.9.2Waivers.

(a)Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender or any other Secured Party to marshal assets or to proceed against any other Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor.  Each Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is an Obligor.  Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower.  It is agreed among each Borrower and Lender that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Loans and issue Letters of Credit.  Each Borrower acknowledges that its guaranty pursuant to this Section 5.10 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)Lender may, in its discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.10.  If, in taking any action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  Each

[SIC] A&R Loan, Security and Guaranty Agreement

Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.  Lender may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

5.9.3Extent of Liability; Contribution.

(a)Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.10 shall not exceed the greater of (i) all amounts for which such Borrower is primarily and actually liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b)If any Borrower makes a payment under this Section 5.10 of any Obligations (other than amounts for which such Borrower is primarily and actually liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.10 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)Section 5.10.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Bank Product Debt incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  Lender shall have the right, at any time during the occurrence and continuation of any Event of Default, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d)Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.10 voidable under any applicable fraudulent transfer or conveyance act).  The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations.  Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.9.4Joint Enterprise.  Each Borrower has requested that Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group.  Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage.  Borrowers acknowledge that Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

[SIC] A&R Loan, Security and Guaranty Agreement

5.9.5Subordination.  Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.  The foregoing is in addition to and not in limitation of or substitution for the provisions of the L.A.R.K. Debt Subordination Agreement.

6.CONDITIONS PRECEDENT

6.1Conditions Precedent to Initial Loans.  In addition to the conditions set forth in Section 6.2, Lender shall not be required to fund any requested Loan, issue any Letter of Credit or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the conditions precedent set forth on Exhibit B has been satisfied.

6.2Conditions Precedent to All Credit Extensions.  Lender shall in no event be required to make any credit extension hereunder (including funding any Loans, issuing any Letters of Credit, or granting any other accommodation to or for the benefit of Borrower) if the following conditions are not satisfied on such date and upon giving effect thereto:

(a)No Default or Event of Default exists;

(b)The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier) on the date of, and upon giving effect to such credit extension (except for representations and warranties that relate solely to an earlier date);

(c)No event has occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Effect; and

(d)With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by a Borrower for a credit extension shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension.  As an additional condition to a credit extension, Lender may request any other information, certification, document, instrument or agreement it deems reasonably appropriate in connection therewith.

7.COLLATERAL

7.1Grant of Security Interest.  To secure the prompt payment and performance of the Obligations, each Obligor hereby grants to Lender, on behalf of itself and the other Secured Parties, a continuing security interest in and Lien upon all personal Property of Obligor, including all of Obligor’s present and after acquired personal property, including all of the following Property, whether now owned or hereafter acquired, and wherever located:  (a) all Accounts; (b) all Chattel Paper, including Electronic Chattel Paper; (c) all Commercial Tort Claims, including those shown on Schedule 8.1.15; (d) all Deposit Accounts; (e) all Documents; (f) all General Intangibles, including Intellectual Property; (g) all Goods, including Inventory, Equipment and Fixtures; (h) all Instruments; (i) all Investment Property; (j) all Letter-of-Credit Rights; (k) all Supporting Obligations; (l) all monies, whether or not in the possession or under the control of Lender or any other Secured Party, or a bailee or Affiliate of Lender or any other Secured Party, including any Cash Collateral; (m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and (n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; provided, that in no event shall the Collateral include (w) more than 65% of the Equity Interests (including all issued and outstanding voting equity interests) of any Foreign Subsidiary of any Obligor, (x) Real Estate, (y) fixed or capital assets owned by an Obligor that are subject to a purchase money lien or a capital lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than such Obligor’s Affiliates as a condition to the creation of any other Lien on such fixed or capital asset, and such consent has not been obtained or (z) any assets to the extent a security interest in such assets would result in adverse tax consequences as

[SIC] A&R Loan, Security and Guaranty Agreement

reasonably determined in good faith by the Obligors.  Notwithstanding anything in this Agreement to the contrary, no Obligor shall be required to perfect Lender’s Lien with respect to (i) any Excluded Account or (ii) vehicles, airplanes and other assets owned by an Obligor to the extent perfection requires the notation of such Lien on a certificate of title.

The security interests and Liens granted in the Collateral are given in renewal, confirmation, extension and modification, but not in extinguishment, of the security interests and Liens previously granted in the Collateral pursuant to each Initial Loan Agreement; such prior security interests and Liens are not extinguished hereby; and the making, perfection and priority of such prior security interests and Liens shall continue in full force and effect.

7.2Lien on Deposit Accounts; Cash Collateral.

7.2.1Deposit Accounts.  To further secure the prompt payment and performance of the Obligations, each Obligor hereby grants to Lender a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account.  Without limiting the obligations under Section 5.5, during the continuance of an Event of Default, the Obligors hereby authorize and direct each bank or other depository to deliver to Lender, upon request, all balances in any Deposit Account maintained for such Obligor, without inquiry into the authority or right of Lender to make such request.

7.2.2Cash Collateral.  Cash Collateral may be invested, at Lender’s discretion (with the prior written consent of Borrower, provided no Event of Default exists), but Lender shall have no duty to do so, regardless of any agreement or course of dealing with Borrower, and shall have no responsibility for any investment or loss.  As security for its Obligations, Borrower hereby grants to Lender a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time and all proceeds thereof, whether held in a segregated Cash Collateral Account or otherwise.  Lender may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Lender may elect.  All Cash Collateral and each Cash Collateral Account shall be under the sole dominion and control of Lender, and neither Borrower nor any other Person (other than the applicable depository bank) shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3Collateral Assignment of Leases. To further secure the prompt payment and performance of its Obligations, each Obligor hereby transfers and assigns to Lender all of such Obligor’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Obligor is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.4Other Collateral.

7.4.1Commercial Tort Claims.  Obligors shall promptly notify Lender in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $4,000,000) shall promptly amend Schedule 8.1.15 to include such claim, and shall take such actions as Lender deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Lender.

7.4.2Certain After-Acquired Collateral.  Obligors shall  (A) promptly notify Lender in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of (i)(a) Deposit Accounts (other than Excluded Accounts), (b) Chattel Paper, (c) Documents, (d) Instruments, (e) Intellectual Property, (f) Investment Property or (g) Letter-of-Credit Rights, in each case only to the extent constituting ABL Priority Collateral (as defined in the Intercreditor Agreement) and (ii)(a) Deposit Accounts, (b) Chattel Paper, (c) Documents, (d) Instruments, (e) Intellectual Property, (f) Investment Property or (g) Letter-of-Credit Rights, to the extent consisting of Term Priority Collateral (as defined in the Intercreditor Agreement), in each case of sub-clauses (ii)(a) through (g) above, (x) with an aggregate value in excess of $1,000,000 and (y) only to the extent such notice is required to be delivered to the Term Agent (as defined in the Intercreditor Agreement) and (B) and upon Lender’s reasonable request, shall promptly take such actions as Lender deems appropriate to effect Lender’s duly perfected, first priority Lien upon such ABL Priority Collateral (as defined in the Intercreditor Agreement), including obtaining any appropriate possession, control agreement or Lien Waiver.  If any material ABL Priority Collateral is in the possession of a third party, at Lender’s reasonable request, Obligors shall obtain an acknowledgment that such third party holds such Collateral for the benefit of Lender.

[SIC] A&R Loan, Security and Guaranty Agreement

7.4.3Investment Property.

(a)If an Obligor shall become entitled to receive or shall receive any certificate, option or rights in respect of the Equity Interests pledged hereunder, whether in addition to, in substitution of, as a conversion of, or in exchange for, any of the Pledged Equity, or otherwise in respect thereof, such Obligor shall accept the same as the agent of Lender, hold the same in trust for Lender and, subject to the terms of the Intercreditor Agreement, deliver the same forthwith to Lender in the exact form received, duly indorsed by such Obligor to Lender, if required, together with an undated instrument of transfer covering such certificate duly executed in blank by such Obligor, to be held by Lender, subject to the terms hereof, as additional Collateral for the Obligations.  Upon the occurrence and during the continuance of an Event of Default, (i) unless Lender provides express written notice to the contrary, any sums paid upon or in respect of such Equity Interests upon the liquidation or dissolution of any issuer thereof shall, subject to the terms of the Intercreditor Agreement, be paid over to Lender to be held by it hereunder as additional Collateral for the Obligations, and (ii) in case any distribution of capital shall be made on or in respect of such Equity Interests or any property shall be distributed upon or with respect to such Equity Interests pursuant to the recapitalization or reclassification of the capital of any issuer or pursuant to the reorganization thereof, the property so distributed shall, subject to the terms of the Intercreditor Agreement and unless otherwise subject to a perfected Lien in favor of Lender, be delivered to Lender to be held by it hereunder as additional Collateral for the Obligations.  Upon the occurrence and during the continuance of an Event of Default, if any sums of money or property so paid or distributed in respect of such Equity Interests shall be received by such Obligor, such Obligor shall, until such money or property is paid or delivered to Lender, hold such money or property in trust for Lender, segregated from other funds of such Obligor, as additional Collateral for the Obligations.

(b)Without the prior written consent of Lender, such Obligor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Equity or proceeds thereof, (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Equity Interests or proceeds thereof, or any interest therein, except for Permitted Liens, or (iii) enter into or permit to exist any agreement or undertaking, including, without limitation, the governing documents of any issuer and shareholders’ agreements, restricting the right or ability of such Obligor or Lender to sell, assign or transfer any of the Pledged Equity or proceeds thereof, except, with respect to such Equity Interests, shareholders’ or operating agreements entered into by such Obligor with respect to Persons in which such Obligor maintains an ownership interest of 50% or less.

(c)In the case of each Obligor which is an issuer of Pledged Equity, such Person agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Equity issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify Lender promptly in writing of the occurrence of any of the events described in Section 7.4.3(a) with respect to the Pledged Equity issued by it, (iii) the terms of Section 7.4.3 shall apply to such issuer with respect to all actions that may be required of it pursuant to Section 7.4.3 regarding the Pledged Equity issued by it and (iv) it will not recognize, acknowledge or permit the pledge, transfer, grant of control or other disposition of the Pledged Equity issued by it (or any portion thereof) other than to or as requested by Lender unless otherwise permitted under the terms of this Agreement.

(d)Within the time period afforded by Exhibit F hereof and with respect to each issuer of Pledged Equity that is a limited liability company, such issuer shall cause the equity interests of such issuer to be governed by, and to be a “security” within the meaning of, Article 8 (Investment Securities) of the UCC, and no such issuer shall, and no Obligor shall cause any such issuer to, “opt out” of Article 8 of the UCC with respect to such issuer’s Equity Interests.

(e)Unless an Event of Default shall have occurred and be continuing and Lender shall have given notice to the relevant Obligor of Lender’s intent to exercise its corresponding rights pursuant to Section 7.4.3(f), each Obligor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Equity, to the extent permitted under this Agreement, and to exercise all voting and other rights with respect to the Equity Interests.

(f)If an Event of Default shall occur and be continuing and Lender shall give notice of its intent to exercise such rights to the relevant Obligors, subject to the Intercreditor Agreement, (i) Lender shall have the right to receive any and all cash dividends and distributions, payments or other proceeds paid in respect of the

[SIC] A&R Loan, Security and Guaranty Agreement

Equity Interests and make application thereof to the Obligations in such order as Lender may determine, (ii) Lender shall have the right to cause any or all of the Equity Interest to be registered in the name of Lender or its nominee, and (iii) Lender or its nominee may exercise (x) all voting and other rights pertaining to such Equity Interests at any meeting of holders of the equity interests of the relevant issuers thereof or otherwise (or by written consent) and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Equity Interests as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Equity Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of any issuer thereof, or upon the exercise by any Obligor or Lender of any right, privilege or option pertaining to such Equity Interests, and in connection therewith, the right to deposit and deliver any and all of the Equity Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Lender may determine), all without liability except to account for property actually received by it, but Lender shall have no duty to any Obligor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(g)Each Obligor hereby authorizes and instructs each issuer of any Equity Interests pledged by such Obligor hereunder to, and each such issuer hereby agrees to immediately, comply with any instruction received by such issuer from Lender in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions or consent of such Obligor, including without limitation, instructions as to the transfer of other disposition of such Equity Interests, to pay and remit to Lender or its nominee all dividends, distributions and other amounts payable to such Obligor in respect of such Equity Interests (upon redemption of such Equity Interests, dissolution of such Issuer or otherwise), and to transfer to, and register such Equity Interests in the name of, Lender or its nominee or transferee.  Each Obligor agrees that each Issuer shall be fully protected in so complying with such instructions.

(h)Each Obligor recognizes that Lender may be unable to effect a public sale of any or all the Pledged Equity, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Obligor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Lender shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the Issuer thereof to register such securities or other interests for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(i)Each Obligor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 7.4.3 valid and binding and in compliance with Applicable Law.  Each Obligor further agrees that a breach of any of the covenants contained in this Section 7.4.3 will cause irreparable injury to Lender and that Lender may have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.4.3 shall be specifically enforceable against such Obligor, and such Obligor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under this Agreement.

7.5Limitations.  The Lien on Collateral granted hereunder is given as security only and shall not subject Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.  In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation.

7.6Extent of Liens.  All Liens granted to Lender under the Loan Documents are for the benefit of Secured Parties.  Each Obligor authorizes Lender to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Lender before the Closing Date to effect or perfect its Lien on any Collateral.

[SIC] A&R Loan, Security and Guaranty Agreement

8.REPRESENTATIONS AND WARRANTIES

8.1General Representations and Warranties.  To induce Lender to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, the Obligors represent and warrant to Lender that:

8.1.1Organization and Qualification.  Topco and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Borrower and its Subsidiaries are duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect. No Obligor is a credit institution, investment firm, or parent company of a credit institution or investment firm, in each case that is established in a member state of the European Union, Iceland, Liechtenstein or Norway, and no Obligor is a subsidiary of the foregoing. No Obligor is an EEA Financial Institution.

8.1.2Power and Authority.  Topco and its Subsidiaries are duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of Topco and its Subsidiaries except those already obtained; (b) contravene the Organic Documents of Topco and its Subsidiaries; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.

8.1.3Enforceability.  This Agreement is, and each other Loan Document to which any Obligor is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

8.1.4Capital Structure.

(a)Schedule 8.1.4(a) shows, for Topco and its Subsidiaries, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests.  Except as disclosed on Schedule 8.1.4(a), in the five years preceding the Closing Date, neither Topco nor any Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.  Topco has good title to its Equity Interests in its Subsidiaries (if any), subject only to Lender’s Lien and Liens securing the Term Debt, and all such Equity Interests are duly issued, fully paid and non-assessable.  Except as set forth on Schedule 8.1.4(a), there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of Topco or any Subsidiary.

(b)The Pledged Equity pledged by each Obligor hereunder constitute all the issued and outstanding Equity Interests owned by such Obligor or, in the case of any Foreign Subsidiary, 100% of all issued and outstanding non-voting equity interests of such Foreign Subsidiary and 65% of all issued and outstanding voting equity interests of such Foreign Subsidiary.

(c)All of the Pledged Equity has been duly and validly issued and is fully paid and nonassessable.

(d)Schedule 8.1.4(d) lists all Equity Interests owned by each Obligor.  Each Obligor is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Permitted Liens.

8.1.5Title to Properties; Priority of Liens.  Other than as set forth on Schedule 8.1.5 or, as to Real Estate or personal Property not included on the most recent Borrowing Base Certificate, would not otherwise reasonably be expected to have a Material Adverse Effect, each of Topco and its Subsidiaries has good and marketable title to (or valid leasehold interests in) all of its material Real Estate, and good title to all of its personal Property, included on the most recent Borrowing Base Certificate, in each case free of Liens except Permitted Liens.  Each of Topco and its Subsidiaries has paid and discharged all lawful claims (other than such claims Properly Contested) that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Lender in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens.

[SIC] A&R Loan, Security and Guaranty Agreement

8.1.6Accounts.  Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect thereto.  Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:  (a) it is genuine and enforceable in accordance with its terms and is not evidenced by a judgment;  (b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto; (c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender on request; (d) it is not subject to any offset, Lien (other than Permitted Liens), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Lender; (e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Lender (regardless of whether, under the UCC, the restriction is ineffective); (f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder and (g) to the best of Borrower’s actual knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, is not subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition, as reasonably determined by the Borrower in good faith.

8.1.7Financial Statements.  The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of Topco and Subsidiaries that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Topco and Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Lender have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time.  Since the date of the most recently delivered audited financial statements of Topco, there has been no change in the condition, financial or otherwise, of Topco or its Subsidiaries (taken as a whole) that would reasonably be expected to have a Material Adverse Effect.  Since the date of the most recently delivered audited financial statements of L.A.R.K. Parent and its Subsidiaries delivered pursuant to the L.A.R.K. Loan Agreement, there has been no change in the condition, financial or otherwise, of L.A.R.K. Parent or its Subsidiaries (taken as a whole) that would reasonably be expected to have a Material Adverse Effect.  Since the date of the most recently delivered audited financial statements of AG&M Parent and its Subsidiaries delivered pursuant to the AG&M Loan Agreement, there has been no change in the condition, financial or otherwise, of AG&M Parent or its Subsidiaries (taken as a whole) that would reasonably be expected to have a Material Adverse Effect.  Notwithstanding the three (3) preceding sentences, if such a change in condition is first evidenced in the most recently submitted annual financial statements, the reference in the preceding sentence to such most recently submitted audited financial statements shall not mean that such a change in condition has not occurred for purposes of the representations and warranties in this Section 8.1.7.  No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  Topco and its Subsidiaries (taken as whole) are Solvent.

8.1.8Surety Obligations.  Neither Topco nor its Subsidiaries is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

8.1.9Taxes.  Topco and its Subsidiaries have filed all federal and material state and local tax returns and other material reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of Topco and its Subsidiaries is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

[SIC] A&R Loan, Security and Guaranty Agreement

8.1.10Brokers.  Other than as set forth on Schedule 8.1.10, there are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

8.1.11Intellectual Property. Topco and its Subsidiaries own or have the right to use all Intellectual Property necessary for the conduct of its business and no third party has notified Topco or its Subsidiaries of any infringement or conflict with respect to the Intellectual Property rights of others.  There is no pending or, to Topco’s actual knowledge, threatened Intellectual Property Claim with respect to Topco’s or its Subsidiary or any of its Property (including any Intellectual Property).  Except as disclosed on Schedule 8.1.11, neither Topco nor its Subsidiaries pay or owe any Royalty or other compensation to any Person with respect to any Intellectual Property.  All Intellectual Property owned, or Licensed (except for non-exclusive licenses of Intellectual Property granted in the ordinary course of business) by, Topco or Subsidiary is shown on Schedule 8.1.11 (as amended from time to time). Except as set forth in Schedule 8.1.11, and except for non-exclusive licenses of Intellectual Property granted in the ordinary course of business (to the extent constituting a Permitted Lien), none of the Intellectual Property of any Obligor is the subject of any licensing or franchise agreement pursuant to which such Obligor is the licensor or franchisor.  To each Obligor’s actual knowledge, no holding, decision or judgment has been rendered by any governmental authority against any Obligor which limits, cancels or questions the validity of, or any Obligor’s ownership interest in, any Intellectual Property owned by any Obligor in any material respect.

8.1.12Governmental Approvals.  Topco and its Subsidiaries are in material compliance with, and are in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate all of its material Properties, except where noncompliance (or failure to be in good standing) would not reasonably be expected to have a Material Adverse Effect.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Topco and its Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

8.1.13Compliance with Laws.  Except as disclosed on Schedule 8.1.13: (i) Topco and its Subsidiaries have duly complied, and their Properties and business operations are in compliance, in all material respects, with all Applicable Law, except where noncompliance would not reasonably be expected to have a Material Adverse Effect.; (ii) no Inventory has been produced in violation of Applicable Law, including the FLSA; (iii)  no Obligor’s or Subsidiary’s present operations (or to Borrower’s knowledge, past operations), Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any Environmental Release;  (iv)  no Obligor has received any Environmental Notice; (v)  to Borrower’s knowledge, there are no Environmental Releases or Hazardous Materials on any Real Estate now owned, leased or operated by Borrower or its Subsidiaries which would result in material liability arising under any Environmental Law.

8.1.14Burdensome Contracts.  Neither Topco nor any of its Subsidiaries is party or subject to any Restrictive Agreement, except as shown on Schedule 8.1.14.  No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by any Obligor.

8.1.15Litigation.  Except as shown on Schedule 8.1.15, there are no proceedings or investigations pending or, to Topco’s actual knowledge, threatened in writing against Topco or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) would reasonably be expected to have a Material Adverse Effect if determined adversely to Topco or its Subsidiaries.  Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $4,000,000).  No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

8.1.16No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Obligor is in material default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a material default, under any Material Contract other than as is being Properly Contested.

[SIC] A&R Loan, Security and Guaranty Agreement

8.1.17ERISA.  Except as disclosed on Schedule 8.1.17:

(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the actual knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Obligor and ERISA Affiliate has met, in all material respects all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)There are no pending or, to the actual knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no non-exempt prohibited transaction or, to the actual knowledge of Borrower violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or would reasonably be expected to have a Material Adverse Effect.

(c)Except as would not reasonably be expected to have a Material Adverse Effect (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Pension Plan has any Unfunded Pension Liability; (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

8.1.18AG&M Parent, L.A.R.K. Parent, AG SPV and SIC.  (a) AG&M Parent has not engaged in any activities other than acting as a holding and management company and transactions and activities incidental thereto, and entering into and performing its obligations under the Term Debt Documents and does not hold any assets other than all of the issued and outstanding Equity Interests of AG&M and proceeds thereof and contractual rights pursuant to the Term Debt Documents, (b) L.A.R.K. Parent has not engaged in any activities other than acting as a holding and management company and transactions and activities incidental thereto, and does not hold any assets other than all of the issued and outstanding Equity Interests of L.A.R.K. and proceeds thereof, (c) AG SPV has not engaged in any activities other than entering into and performing its obligations under the Term Debt Documents and the Artisan Company Agreement and does not hold any assets other than (i) membership interests under the Artisan Company Agreement; and (ii) fifty (50) quotas, representing a one percent (1%) equity ownership interest, of Cacafe Servicos Administrativos Ltda. ME, and (d) SIC has not engaged in any activities other than acting as a holding and management company and transactions and activities incidental thereto and does not hold any assets other than all of the issued and outstanding Equity Interests of AG&M Parent and L.A.R.K. Parent.

8.1.19Trade Relations.  To the actual knowledge of each Borrower, there exists no actual or threatened termination of any business relationship between Borrower or any of its Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of Borrower or such Subsidiary.

8.1.20Labor Relations.  Neither Topco nor its Subsidiaries are party to or bound by any collective bargaining agreement.  There are no material grievances, disputes or controversies with any union or other organization of Topco’s or its Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining that would reasonably be expected to have a Material Adverse Effect.

[SIC] A&R Loan, Security and Guaranty Agreement

8.1.21Payable Practices.  No Borrower has made any material change in its historical accounts payable practices that would have an adverse impact on Borrower from those in effect on the Initial Closing Date.

8.1.22Not a Regulated Entity.  No Borrower is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; nor (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

8.1.23Margin Stock.  No Borrower is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Letters of Credit will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

8.1.24OFAC.  Neither any Borrower nor, to the actual knowledge of each Borrower, any other Obligor, any director, officer, employee, agent, affiliate or representative thereof, owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.  No part of the proceeds of the Loan or any Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.1.25Deposit Accounts.  Schedule 9.1.9 (as amended from time to time) shows all Deposit Accounts maintained by each Obligor, including all Dominion Accounts.

8.1.26Anti-Corruption and Anti-Terrorism Laws.  Each Obligor and its respective Subsidiaries has conducted its business in accordance with applicable anti-corruption laws and Anti-Terrorism Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

8.1.27Material Contracts.  Set forth on Schedule 8.1.27 is a complete and accurate list as of the Closing Date of all Material Contracts of each Obligor, showing the parties and subject matter thereof and amendments and modifications thereto.  Each such Material Contract is in full force and effect and is binding upon and enforceable against each Obligor that is a party thereto and, to the actual knowledge of such Obligor, all other parties thereto in accordance with its terms, except, in each case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity.

8.1.28Customers and Suppliers.  There exists no actual or threatened (in writing) termination or cancellation of the business relationship between (i) any Obligor, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Obligor are governed by a Material Contract, or (ii) any Obligor, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Obligor are governed by a Material Contract.

8.1.29Solvency.  Topco and its Subsidiaries (taken as a whole) are Solvent.

8.1.30Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects

8.2Complete Disclosure.  No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading.  There is no fact or circumstance that any Obligor has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.

[SIC] A&R Loan, Security and Guaranty Agreement

9.COVENANTS AND CONTINUING AGREEMENTS

9.1Affirmative Covenants.  As long as any Commitment or Obligations (other than contingent obligations against which no claim has been asserted) are outstanding, Topco shall, and shall cause each Subsidiary to:

9.1.1Inspections; Appraisals.

(a)Permit Lender from time to time, subject to (except when an Event of Default exists) no less than 15 days’ advance written notice and during normal business hours, to visit and inspect the Properties of the Obligors or Subsidiary, inspect, audit and make extracts from Topco’s or its Subsidiaries’ books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations.  Lender shall not have any duty to any Obligor to make any inspection, or to share any results of any inspection, appraisal or report with any Obligor.  The Obligors acknowledge that all inspections, appraisals and reports are prepared by Lender for its purposes, and the Obligors shall not be entitled to rely upon them.

(b)Reimburse Lender for its reasonable charges, costs and expenses in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Lender deems reasonably appropriate, up to once per Loan Year (or two times per Loan Year during any time in which Availability is less than 15% of the Revolver Commitment for 3 consecutive days; and (ii) appraisals of Inventory, up to once per Loan Year (or twice per Loan Year during any time in which Availability is less than 15% of the Revolver Commitment for 3 consecutive days); provided, however, that if an examination or appraisal is initiated during an Event of Default, all reasonable charges, costs and expenses therefor shall be reimbursed by Borrower without regard to such limits.  Subject to and without limiting the foregoing, each Obligor agrees to pay Lender’s then standard charges for examination activities, including the standard charges of Lender’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside of the Ordinary Course of Business until completion of applicable field examinations and appraisals, the results of which shall be satisfactory to Lender in its Permitted Discretion, which shall not count toward the appraisals and examination limits set forth above.

9.1.2Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Lender all financial statements, reports and other items set forth on Exhibit D no later than the time specified therein.

9.1.3Collateral Reporting.  Provide Lender with each certificate, report or schedule set forth on Exhibit E attached hereto no later than the times specified therein (or such later date as Lender shall agree).

9.1.4Notices.  Notify Lender in writing, promptly after any Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor:  (a) the threat (in writing) or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination would have a Material Adverse Effect; (b) any pending or threatened (in writing) labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or early termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $2,500,000 (net of insurance coverage therefor); and (f) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), that could reasonably be expected to have a Material Adverse Effect; (g) the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect; (h) [reserved]; (i) any proposed material modifications to any License or entry into a new material License in each case at least 5 days prior to its effective date or any default or breach asserted by any Person to have occurred under any material provision of any License; (j) the discharge of or any withdrawal or resignation by Topco’s independent accountants that would have a Material Adverse Effect or (k) notices from Term Agent in respect of the Term Debt.

9.1.5Compliance with Laws.  Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business,

[SIC] A&R Loan, Security and Guaranty Agreement

unless failure to comply (other than failure to comply with Anti-Terrorism Laws or the United States Foreign Corrupt Practices Act of 1977, as amended) or maintain would not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any Environmental Release from any Obligor’s operations requiring reporting under Environmental Law occurs at or on any Properties of any Obligor or any of its Subsidiaries, it shall report such Environmental Release to Lender and act promptly and diligently to investigate and report to all Governmental Authorities the extent of such Environmental Release as required by Applicable Law, and to make appropriate remedial action to investigate and remediate, such Environmental Release to the extent required under Environmental Law to be performed by Borrower.

9.1.6Taxes.  Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.  If an Account of any Obligor includes a charge for any Taxes, Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, however, that Lender shall not be liable for any Taxes that may be due from any Obligor or with respect to any Collateral.

9.1.7Insurance.

(a)Maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A-, unless otherwise approved by Lender in its Permitted Discretion) satisfactory to Lender.  All proceeds under each policy shall be payable to an account at Lender.  From time to time upon Lender’s reasonable request, Topco shall deliver to Lender the originals or certified copies of its and its Subsidiaries insurance policies and updated flood plain searches (if applicable).  Unless Lender shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Lender as lender’s loss payee; (ii) requiring 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of Topco or its Subsidiaries or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If Obligors fails to provide and pay for any insurance, Lender may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor.  Each Obligor agrees to deliver to Lender, promptly as rendered, copies of all reports made to insurance companies.  While no Event of Default exists, each Obligor may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to an account at Lender.  If an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims.

(b)Without limiting clause (a) above, maintain insurance with insurers (with a Best Rating of at least A-, unless otherwise approved by Lender in its Permitted Discretion) reasonably satisfactory to Lender, with respect to the Properties and business of Topco and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

9.1.8Licenses.  Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Topco and Subsidiaries in full force and effect and pay all royalties and other amounts when due under any License, except to the extent such License is replaced by a License that is comparable or more favorable to Topco and its Subsidiaries or such License matures or expires in accordance with the terms of such License.

9.1.9Deposit Accounts; Depository Bank.  Take all actions necessary to establish Lender’s control of each such Deposit Account maintained by each Obligor (other than Excluded Accounts).  An Obligor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Lender and Term Agent) to have control over a Deposit Account or any Property deposited therein.  Each Obligor shall promptly notify Lender of any opening or closing of a Deposit Account and, with the consent of Lender, will amend Schedule 9.1.9 to reflect same.  Each Obligor also shall maintain Lender as its principal depository bank, including for the maintenance of all operating, collection, disbursement and other deposit accounts and for all Cash Management Services.

[SIC] A&R Loan, Security and Guaranty Agreement

9.1.10Other Collateral Covenants.  Comply with the following additional covenants related to Collateral:

(a)All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrower at the business locations set forth in Schedule 9.1.10, except that Topco or its Subsidiaries may (a) make sales or other dispositions of Collateral in accordance with Section 9.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Lender.

(b)At any time during the continuance of an Event of Default, Lender shall have the right at any time, in the name of Lender, any designee of Lender or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of an Obligor by mail, telephone or otherwise.  The Obligors shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

(c)All documented expenses incurred in the Permitted Discretion of Lender in connection with protecting, storing, warehousing, insuring, handling, maintaining and shipping of any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by Obligors.  Lender shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Lender’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk; except for such loss or damage caused by the gross negligence or willful misconduct of Lender.

(d)Each Obligor shall defend (i) its title to Collateral the loss or impairment of which would be material to the business of such Obligor and (ii) Lender’s Liens on ABL Priority Collateral (as such term is defined in the Intercreditor Agreement) therein against all Persons, claims and demands, except Permitted Liens.

(e)Upon written request, Obligors shall provide Lender with copies of all existing agreements, and promptly after execution thereof provide Lender with copies of all agreements executed after the Closing Date, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral that is included in the Borrowing Base is kept or that otherwise may possess or handle any Collateral that is included in the Borrowing Base.

(f)Each Obligor shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(g)Prior to the occurrence and continuance of an Event of Default, each Obligor shall promptly comply with Lender’s reasonable requests for such Obligor to take such actions as such Obligor is entitled to take and exercise such rights as such Obligor is entitled to exercise under the Consigned Inventory Agreements, and at any time during the continuance of an Event of Default, Lender shall have the right in the name of Borrower, Lender or any designee of Lender, to take all such actions as such Obligor is entitled to take under the Consigned Inventory Agreements, including without limitation, to correspond with, or make demands against the consignees, and to instruct the consignees to handle the Consigned Inventory in accordance with Lender’s instructions.

9.1.11Future Subsidiaries.  Cause:

(a)each Subsidiary of any Obligor not in existence on the Closing Date, to execute and deliver to Lender promptly and in any event within 10 Business Days after the formation, acquisition or change in status thereof, (i) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, or at Lender’s option, a Borrower, together with (A) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of this Agreement, (B) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (C) such opinions of counsel as Lender may reasonably request, (iii) to the extent required under the terms of this Agreement, one or

[SIC] A&R Loan, Security and Guaranty Agreement

more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Liens) on such real property and such other Related Real Estate Documents as may be reasonably required by Lender with respect to each such real property, and (iv) to the extent required under the terms of this Agreement, such other agreements, instruments, approvals or other documents reasonably requested by Lender in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by this Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary (other than the excluded assets set forth in Section 7.1) shall become Collateral for the Obligations;

(b)each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 10 Business Days after the formation or acquisition of such Subsidiary a Pledge Supplement (as defined in the Pledge Agreement), together with (i) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of this Agreement and the Pledge Agreement, (ii) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (iii) such opinions of counsel as Lender may reasonably request and (iv) such other agreements, instruments, approvals or other documents reasonably requested by the Lender.

(c)Notwithstanding the foregoing, no Foreign Subsidiary shall be required to become an Obligor (and, as such, shall not be required to deliver the documents required by clause (i) above or become a Guarantor; provided, however, that if the Equity Interests of a Foreign Subsidiary are owned by an Obligor, such Obligor shall deliver all such documents, instruments, agreements (including, without limitation, at the reasonable request of Lender, a pledge agreement governed by the laws of the jurisdiction of the organization of such Foreign Subsidiary) and certificates described in clause (ii) above to Lender, and take all commercially reasonable actions reasonably requested by Lender or otherwise necessary to grant and to perfect a first‑priority Lien (subject to Permitted Liens) in favor of Lender, for the benefit of Lender, in 65% of the voting Equity Interests of such Foreign Subsidiary and 100% of all other Equity Interests of such Foreign Subsidiary owned by such Obligor but in no event shall such Foreign Subsidiary become a Guarantor under this Agreement or any of the other Loan Documents.

9.1.12Anti-Corruption Laws.  Conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

9.1.13Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as Lender may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected first priority Liens any of the Collateral, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (d) to grant, and confirm unto Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Obligor (i) authorizes Lender upon the occurrence and during the continuance of an Event of Default, to execute any such agreements, instruments or other documents in such Obligor’s name and to file such agreements, instruments or other documents in any appropriate filing office, all to establish and/or perfect Lender’s interests in the Collateral, (ii) authorizes Lender to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Obligor, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Obligor prior to the date hereof.  Notwithstanding anything else contained herein to the contrary, (w) the foregoing shall not apply to any excluded assets pursuant to Section 7.1, (x) any such documents and deliverables shall be governed by laws of the State of New York or such other State of the United States as may be reasonably agreed by the Lender and the Borrower based upon the type and location of the particular Collateral and for the avoidance of doubt, no foreign-law governed documents shall be required for any Collateral, including with respect to any Intellectual Property registered in any non-U.S. jurisdiction, and (y) no leasehold mortgages, landlord waivers, tenant estoppels, or collateral access letters shall be required to be entered into unless the same are entered into with respect to the Term Debt.

9.1.14Post-Closing.  Comply with the requirements on Exhibit F.

[SIC] A&R Loan, Security and Guaranty Agreement

9.1.15Know Your Customer. Promptly following any request therefor, information and documentation reasonably requested by Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

9.2Negative Covenants.  As long as any Commitment or Obligations (other than contingent obligations against which no claim has been asserted) are outstanding, Topco shall not, and shall cause each Subsidiary not to:

9.2.1Permitted Debt.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Debt except:  (a) the Obligations; (b) Subordinated Debt; (c) Purchase Money Debt of Topco and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $8,000,000 at any time; (d) Bank Product Debt incurred in the Ordinary Course of Business; (e) Contingent Obligations (i) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (ii) arising from Hedging Agreements permitted hereunder; (iii) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (iv) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (v) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; or (vi) arising under the Loan Documents; (f) as applicable, (i) the Cerberus Term Debt in a maximum principal amount not to exceed $105,000,000 or (ii) the Cerberus Term Loan Refinancing Debt in a maximum principal amount not to exceed $250,000,000, in each case, less any payments resulting in a permanent reduction of such Term Debt, subject to, as to the Cerberus Term Debt, the limitations set forth in the Intercreditor Agreement and as to the Cerberus Term Loan Refinancing Debt, any relevant intercreditor agreement; (g) Acquired Indebtedness in an amount not to exceed $2,500,000 in the aggregate at any time outstanding, (h) Debt arising as a direct result of judgments, orders, awards or decrees against any Obligor, in each case not constituting an Event of Default, and (j) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien (other than a Permitted Lien which does not cover Accounts or Inventory) and does not exceed $8,000,000 in the aggregate at any time.

9.2.2Permitted Liens.  Create, incur or suffer to exist any Lien upon or with respect to any of its Property, whether now owned or hereafter acquired, file or authorize the filing under Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, the following (collectively, “Permitted Liens”):  (a) Liens in favor of Lender and Secured Parties; (b)  Liens securing Debt that is permitted under Section 9.2.1(c); (c) Liens for Taxes not yet due or being Properly Contested; (d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of Topco or its Subsidiaries; (e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Lender’s Liens and are required or provided by law; (f) Liens arising in the Ordinary Course of Business that are either (i) subject to Lien Waivers or (ii) with respect to a non-material portion of the Collateral (other than Accounts or Inventory); (g) Liens arising by virtue of a judgment or judicial order against Topco or its Subsidiaries, or any Property of Topco or its Subsidiaries, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Lender’s Liens; (h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business; (i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection; and (j) carriers’, warehousemen’s, mechanics, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business that secure obligations that are not overdue for a period of more than 30 days or are being Properly Contested; (k) Liens securing the Debt that is permitted under Section 9.2.1(f); provided that such Liens are at all times subject to the terms of the Intercreditor Agreement; (l) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods, but only to the extent such Liens secure amounts not yet due; (n) existing Liens shown on Schedule 9.2.2. and replacement Liens on the property subject to such Liens, but only to the extent that the amount of debt secured thereby, and the property secured thereby, shall not be increased; and (o) Liens in favor of Borrower in respect of its consignment interests encumbering its Consigned Inventory.

[SIC] A&R Loan, Security and Guaranty Agreement

9.2.3Actions by AG SPV.  AG SPV has not, and shall not:

(i)engage in any business or activity other than the acquisition, ownership, and maintenance of its ownership of one thousand 1,000 membership units of Artisan SG, LLC (D/B/A The Artisan Group, LLC), and activities incidental thereto;

(ii)acquire or own any material assets other than Borrower’s membership interests under the Artisan Company Agreement;

(iii)merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case, Lender’s consent;

(iv)fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualifications to do business, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of its operating agreement, articles of organization, or other similar organizational documents;

(v)own any Subsidiary or make any investment in, any Person without the consent of Lender;

(vi)commingle its assets with the assets of any of its members, general or limited partners, shareholders, Affiliates, principals or of any other Person;

(vii)incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Obligations and the Term Debt;

(viii)become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due, except debts and liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied;

(ix)seek the dissolution or winding up in whole, or in part, of AG SPV;

(x)hold itself out to be responsible for the debts of another Person;

(xi)fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name;

(xii)without the unanimous written consent of its directors, managers or managing members, or general or limited partners, as the case may be, and the consent of any independent directors or independent managers required herein, file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xiii)fail to maintain books and records and bank accounts separate from those of any other person or entity;

(xiv)fail to maintain its assets in such a manner that it is costly or difficult to segregate, identify or ascertain such assets;

[SIC] A&R Loan, Security and Guaranty Agreement

(xv)fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other person or entity except that AG SPV’s assets may be included in a consolidated financial statement of its’ Affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the SPV from such Affiliate  and to indicate that AG SPV’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other person or entity;

(xvi)fail to allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(xvii)permit any Affiliate to guarantee or pay its obligations;

(xviii)make loans or advances to any other person or entity (other than the Obligations and the Term Debt);

(xix)fail to pay its liabilities and expenses out of and to the extent of its own funds (other than from capital contributions);

(xx)fail to maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds (other than from capital contributions);

(xxi)fail to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; and

(xxii)fail to cause the managers, officers, employees, agents and other representatives of the SPV to act at all times with respect to AG SPV consistently and in furtherance of the foregoing and in the best interests of AG SPV;

(xxiii)fail to comply with any of the covenants contained in this Section 9.2.3 or any other covenants contained in this Agreement shall not affect the status of the AG SPV as a separate legal entity.

(xxiv)(A) fail to incorporate the foregoing clauses (i) through (xxiii) into its organizational documents and (B) amend, modify or otherwise change its organizational documents with respect to the foregoing.

9.2.4Distributions; Upstream Payments.  Declare or make any Distributions, except Permitted Distributions when no Event of Default exists, or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Distribution to a Borrower, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 8.1.14.

9.2.5Restricted Investments.  Make any Restricted Investment.

9.2.6Disposition of Assets.  Sell, lease, license, consign, transfer or otherwise dispose of any Property of an Obligor or a Subsidiary of an Obligor, whether now owned or hereafter acquired, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease, except (a) a sale of Inventory in the Ordinary Course of  Business; (b) as long as no Event of Default exists and all Net Proceeds are in cash and remitted to a Deposit Account of Borrower at Lender subject to a Deposit Account Control Agreement, a disposition of Property of an Obligor that is (i) a disposition of Equipment; or (ii) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (c) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens; (d) a transfer of Property by another Obligor to Borrower; (e) the use of cash in the ordinary course of its business; (f) the granting of Liens not prohibited under this Agreement; and (g) the conveyance of Property (other than Accounts and Goods) not otherwise permitted above; provided that, the aggregate book value of all such Property so conveyed in any Loan Year of Borrower under this clause (g) shall not exceed $4,000,000.

[SIC] A&R Loan, Security and Guaranty Agreement

9.2.7Loans.  Make or commit or agree to make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business, (b) the loan made pursuant to the L.A.R.K. Debt Documents and (c) any loans or other advances to customers in the Ordinary Course of Business not to exceed $2,500,000 in the aggregate at any time.

9.2.8Restrictions on Payment of Certain Debt.  Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except to the extent expressly permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Lender, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied; provided that, failure to provide such notice shall not result in an Event of Default); (b) Term Debt, except (i) mandatory prepayments based on Excess Cash Flow (as defined in the Term Loan Agreement) to the extent required to be paid pursuant to Section 5.2.2(a) of the Term Loan Agreement, but only to the extent the Payment Conditions have been satisfied (and a Senior Officer of Topco shall certify to Lender, not less than five Business Days prior to the date of payment, that all Payment Conditions have been satisfied; provided that, failure to provide such notice shall not result in an Event of Default), (ii) regularly scheduled payments of principal and interest on the Term Debt, (iii) fees and expenses payable to Term Agent and Term Lenders, (iv) mandatory prepayments based on “Equity Cure Contributions” (as defined in the Term Loan Agreement as in effect on the Closing Date) to the extent required to be paid pursuant to Section 5.2.2(d) of the Term Loan Agreement, but only to the extent such “Equity Cure Contributions” are not Equity Cure Contributions pursuant to Section 9.3.2 of this Agreement, the proceeds of which are required to be applied to prepay outstanding principal under the Revolving Loan pursuant to Section 9.3.2 of this Agreement; and (v) other payments to the extent expressly permitted in the Intercreditor Agreement; or (c) subject to clauses (a) and (b) above, any Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the written consent of Lender).

9.2.9Fundamental Changes.  Change its name or conduct business under any fictitious name; change its tax (unless required by Applicable Law), charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary into a Borrower.

9.2.10Subsidiaries. Form or acquire any Subsidiary after the Closing Date or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares.

9.2.11Organic Documents.  Amend, modify or otherwise change any of its Organic Documents, except, (i) with respect to Subsidiaries other than AG SPV, in connection with a transaction permitted under Section 9.2.9, or (ii) in connection with a name change so long as Lender shall receive (a) three (3) Business Day’s prior written notice of such amendment and (b) a true and complete copy of the amendment filed by the appropriate official in its jurisdiction of formation within three (3) Business Days of such filing.

9.2.12Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Topco and Subsidiaries.

9.2.13Accounting Changes.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

9.2.14Restrictive Agreements.  Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date and listed on Schedule 8.1.14; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

9.2.15Hedging Agreements.  Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

[SIC] A&R Loan, Security and Guaranty Agreement

9.2.16Conduct of Business.  Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

9.2.17Affiliate Transactions.  Enter into, renew or extend or be a party to any transaction or series of transactions with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities and, subject to Section 9.2.22, management fees; and (c) transactions with Affiliates in the Ordinary Course of Business (including those consummated prior to the Closing Date and shown on Schedule 9.2.17) so long as such transactions are upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

9.2.18Plans.  Become party to any Multiemployer Plan or Foreign Plan, other than any (i) in existence on the Closing Date; or (ii) the non-satisfaction of the liabilities thereunder would not have a Material Adverse Effect.

9.2.19Amendments to Term Debt Documents and Subordinated Debt.  Amend, supplement or otherwise change (or permit the amendment, modification or other change in any manner of) any document, instrument or agreement relating to (a) the Cerberus Term Debt that is not expressly permitted under the Intercreditor Agreement or the Cerberus Term Loan Refinancing Debt that is not expressly prohibited under the intercreditor agreement applicable thereto or (b) any Subordinated Debt, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; or (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Borrower or any Subsidiary, or that is otherwise materially adverse to Borrower, any Subsidiary or Lender.

9.2.20Returns of Inventory; Affixed Equipment.  Return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Event of Default or Overadvance exists or would result therefrom; (c) Lender is promptly notified if the aggregate Value of all Inventory returned in any calendar month exceeds $500,000; and (d) any payment received by Borrower for a return is promptly remitted to Lender for application to the Obligations.

9.2.21Acquisition, Sale and Maintenance of Inventory.  Acquire or accept any Inventory on consignment or approval, and each Obligor shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA.

9.2.22Management Fee.  Pay any management fee, consulting fee, or similar fee to any of its equity holders or any Affiliate thereof.

9.2.23Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

9.2.24Cacafe Servicos Administrativos Ltda. ME. Conduct any material business in or through Cacafe Servicos Administrativos Ltda. ME or change the line of business of Cacafe Servicos Administrativos Ltda. ME without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed).

9.3Financial Covenants.  As long as any Commitment or Obligations are outstanding, Topco and its Subsidiaries shall:

9.3.1Fixed Charge Coverage Ratio.  While a Financial Covenant Trigger Period is in effect, maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 as of the end of each Fiscal Quarter, for the trailing

[SIC] A&R Loan, Security and Guaranty Agreement

four quarter period then ending, commencing with the most recent period for which financial statements were, or were required to be, delivered hereunder prior to the Trigger Period.

9.3.2Topco’s Right to Cure.  Notwithstanding anything to the contrary contained in Section 10.1, in the event of any Event of Default under Section 10.1 that results from a breach of Section 9.3.1, and until the expiration of the tenth (10th) Business Day after the earlier of (x) the date of delivery by the Borrower of the financial statements required by Exhibit E (clause (b)) or (y) the date by which such financial statements are required to have been delivered (the “Equity Cure Period”), Topco pursuant to written notice to Lender prior to the receipt of such proceeds by Topco or another Borrower, as applicable, issue equity interests in Topco or another Borrower, as applicable, to its then existing equity investors in return for cash or otherwise receive a cash capital contribution from one or more of such Persons, and Topco or another Borrower, as applicable, may apply the amount of the net proceeds therefrom to increase EBITDA with respect to such applicable Fiscal Quarter and in the calculation of EBITDA for any subsequent financial covenant tests including the Fiscal Quarter that includes the date of such contribution (the “Equity Cure Contributions”); provided that (i) any such proceeds received by Topco are contributed to L.A.R.K. or AG&M, (ii) 100% of the net proceeds of such Equity Cure Contribution are applied to prepay in full all outstanding principal under the Revolving Loan, with any excess proceeds applied pursuant to Section 9.3.3 of the Term Debt Credit Agreement, (iii) in each four Fiscal Quarter period, no more than two Equity Cure Contributions shall be made, (iv) not more than four Equity Cure Contributions may be made during the term of this Agreement, and (v) the amount of any Equity Cure Contributions in any Fiscal Quarter shall be no greater than the amount required to cause Borrower to be in compliance with the applicable financial covenants as at the end of such Fiscal Quarter.  The parties hereby acknowledge that this Section 9.3.2 may not be relied on for any other purposes and all Equity Cure Contributions shall be disregarded for all other purposes.  If, after giving effect to the Equity Cure Contributions, Borrower shall then be in compliance with the terms of Section 9.3.1, Borrower shall be deemed to have satisfied the requirements of Section 9.3.1 on the relevant date of determination, and the applicable Event of Default shall automatically be deemed to have not occurred. Lender shall in no event be required to make any credit extension during the Equity Cure Period.

10.EVENTS OF DEFAULT; REMEDIES ON DEFAULT

10.1Events of Default.  Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)Any Obligor fails to pay the Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)Any representation or warranty of an Obligor made in the Loan Documents, financial statements delivered to Lender or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)An Obligor breaches or fail to perform any covenant contained in Section 5.5, 5.7, 7.2, 9.1.1, 9.1.2 (but only as to the covenants described in (a), (b) and (c) of Exhibit D), 9.1.3, 9.1.4(d), 9.1.7, 9.1.10,   9.1.12, 9.1.13, 9.2 or 9.3.1; provided that, solely with respect to a breach of Section 9.2.3, such breach or failure is not cured within 10 Business Days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner); provided further that, solely with respect to a breach of Section 9.3.1, such breach continues after the expiration of the applicable Equity Cure Period;

(d)An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof (less, in the case of Section 9.1.4, the number of days between the date such Senior Officer obtained knowledge of such failure and the date that notice thereof is given pursuant to Section 9.1.4) or receives notice thereof from Lender, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

[SIC] A&R Loan, Security and Guaranty Agreement

(e)A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Lender; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender);

(f)Any breach, default or the occurrence and continuation of any “Event of Default” (or any comparable term) of an Obligor occurs under (i) one or more Hedging Agreements in an aggregate principal amount exceeding $1,000,000 (the “obligations” of any Obligor in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (after giving effect to any netting agreements) that such Obligor would be required to pay if such Hedge Agreement were terminated at such time); or (ii) any documentation evidencing or executed in connection with the Term Debt or (iii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations or the Term Debt) in excess of $5,000,000, in each case, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)Any judgment, order or award (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $4,000,000 (net of insurance coverage therefor that has not been denied by the insurer unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal;

(h)A loss, theft, damage or destruction occurs with respect to any Inventory if the amount not covered by insurance exceeds $4,000,000;

(i)An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j)(i) An Insolvency Proceeding is commenced by an Obligor; (ii) an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; (iii) a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or (iv) an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k)An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC that would reasonably be expected to result in a Material Adverse Effect, or an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure would reasonably be expected to result in a Material Adverse Effect; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan that would reasonably be expected to result in a Material Adverse Effect;

(l)An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could cause or result in a Material Adverse Effect; or

(m)A Change of Control occurs.

10.2Remedies upon Default.  If an Event of Default described in Section 10.1(j) occurs, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Lender or notice of any kind.  In addition, or if any other Event of Default exists, Lender may in its discretion do any one or more of the following from time to time:

[SIC] A&R Loan, Security and Guaranty Agreement

(a)declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b)terminate, reduce or condition any Commitment or make any adjustment to the Borrowing Base;

(c)require Obligors to Cash Collateralize their LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail to deposit such Cash Collateral, Lender may advance the required Cash Collateral as Revolver Loans; and

(d)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable.  Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable.  Lender may conduct sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time in accordance with Applicable Law.  Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

10.3License.  For the sole purpose of enabling Lender to exercise its rights and remedies as to the Collateral under this Agreement and Applicable Law, Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any Intellectual Property of Obligors, computer hardware and software, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  For clarity, this license is effective only while an Event of Default exists and is irrevocable until the termination of this Agreement.  Each Obligor’s rights and interests under Intellectual Property shall inure to Lender’s benefit.

10.4Setoff.  At any time during the continuance of an Event of Default, Lender and its Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of offset) that such Person may have.

10.5Remedies Cumulative; No Waiver.

10.5.1Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

[SIC] A&R Loan, Security and Guaranty Agreement

10.5.2Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.  Except as set forth in this Agreement, any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.MISCELLANEOUS

11.1Amendments and Waivers.

11.1.1Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Obligors, Lender, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents and (b) Lender may only assign to an Eligible Assignee any of its rights and obligations under the Loan Documents (it being understood and agreed by the parties hereto that any other attempted transfer, assignment or participation by any party hereto is expressly prohibited and shall be null and void).  Nothing herein shall limit the right of Lender to pledge or assign any rights under the Loan Documents to secure obligations of Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release Lender from its obligations hereunder nor substitute such pledgee or assignee as a party hereto.

11.1.2Amendments and Other Modifications.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Lender and each Obligor party to such Loan Document; provided, however, that only the consent of the parties to a Bank Product agreement shall be required for any modification of such agreement.  Any waiver or consent granted by Lender shall be effective only if in writing, and only for the matter specified.

11.1.3Register.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, any notes or other writing issued under the Loan Documents shall be registered as to both principal and any stated interest; provided, however, the foregoing shall in no event be construed as creating a fiduciary relationship between Lender or any Obligor.  Lender, acting as a non-fiduciary agent of Topco (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each assignment document evidencing an assignment of interests in the Loan Documents, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, Lender and any Eligible Assignee (the “Register”).  Entries in the register shall be conclusive, absent manifest error, and Topco and each other Obligor and Lender shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary.  Lender shall have no obligation to disclose any information in such register except to the extent necessary to establish that any Person’s interest is in registered form under the Code.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.2Power of Attorney.  Each Obligor hereby irrevocably constitutes and appoints Lender (and all Persons designated by Lender) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Lender, or Lender’s designee, may, without notice and in either its or Obligors’ name, but at the cost and expense of Obligors:

(a)Endorse Obligors’ name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Lender’s possession or control; and

(b)During the continuance of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control,

[SIC] A&R Loan, Security and Guaranty Agreement

in any manner, of proceeds of Collateral; (iv) receive, open and dispose of mail addressed to Obligors, and notify postal authorities to deliver any such mail to an address designated by Lender; (v) use Obligors’ stationery and sign its name to verifications of Accounts and notices to Account Debtors; (vi) use information contained in any data processing, electronic or information systems relating to Collateral; (vii) make and adjust claims under insurance policies; and (viii) do all other things necessary to carry out the intent and purpose of this Agreement.

11.3Indemnity.  OBLIGORS SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.  This Section 11.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.4Notices and Communications.

11.4.1Notice Address.  Subject to Section 4.1.2 and Section 11.4.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to Obligors, at Borrower Agent’s address shown on Annex I hereto, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 11.4.  Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Lender pursuant to Section 2.1.3, 2.2, 3.1.2, or 4.1.1 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent.  Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower Agent shall be deemed received by all Obligors.

11.4.2Electronic Communications; Voice Mail.  Electronic mail and internet websites may be used only for routine communications, such as delivery of financial statements, Borrowing Base Certificates and other information required by Section 9.1.2, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.2.  Lender make no assurances as to the privacy and security of electronic communications.  Electronic and voice mail may not be used as effective notice under the Loan Documents.

11.4.3Platform.  Borrowing Base information, reports, financial statements and other materials shall be delivered by Borrower Agent pursuant to procedures approved by Lender, including electronic delivery (if possible) upon request by Lender to an electronic system maintained by it (“Platform”).  Borrower Agent shall notify Lender of each posting of reports or other information on the Platform.  All information shall be deemed received by Lender only upon its receipt of such notice.  The Platform is provided “as is” and “as available.”  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY LENDER WITH RESPECT TO THE PLATFORM.  Lender does not warrant the adequacy or functioning of the Platform, and expressly disclaims liability for any issues involving the Platform.  No Indemnitee shall have any liability to any Obligor or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of any information over the internet.

11.4.4Non-Conforming Communications.  Lender may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  The Obligors shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of any Obligor.

[SIC] A&R Loan, Security and Guaranty Agreement

11.5Performance of Obligors’ Obligations.  Lender may, in its discretion at any time and from time to time, at Obligors’ expense, pay any amount or do any act required of Obligor under any Loan Documents or otherwise lawfully requested by Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Lender under this Section shall be reimbursed by Obligors, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans.  Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

11.6Credit Inquiries.  Lender may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

11.7Severability.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

11.8Cumulative Effect; Conflict of Terms.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

11.9Counterparts; Execution.  Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Lender has received counterparts bearing the signatures of all parties hereto.  Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.  Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.  Upon request by Lender, any electronic signature or delivery shall be promptly followed by a manually executed or paper documents.

11.10Entire Agreement.  Time is of the essence with respect to all Loan Documents and Obligations.  The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

11.11No Control; No Advisory or Fiduciary Responsibility.  Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Lender.  In connection with all aspects of each transaction contemplated by any Loan Document, each Obligor acknowledges and agrees that (a)(i) this credit facility and all related services by Lender or its Affiliates are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Lender and its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their respective Affiliates, and have no obligation to disclose any of such interests to Obligors or their respective Affiliates.  To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Lender and its Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

[SIC] A&R Loan, Security and Guaranty Agreement

11.12Confidentiality.  Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or its Affiliates on a nonconfidential basis from a source other than an Obligor.  Notwithstanding the foregoing, Lender may publish or disseminate general information concerning this credit facility, and may use each Obligor’s logos, Trademarks or product photographs in advertising materials.  As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business.  Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information.  Lender acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

11.13[Reserved].

11.14GOVERNING LAW.  UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

11.15Consent to Forum; Bail-In of EEA Financial Institutions.

11.15.1Forum.  OBLIGORS HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK COUNTY, NEW YORK AND THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4.1.  A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

11.15.2Other Jurisdictions.  Nothing herein shall limit the right of Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.

11.15.3Judicial Reference.  If any action, litigation or proceeding relating to any Obligations or Loan Documents is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be an active or retired judge) to hear and determine all issues in the case (whether fact or law) and to report a statement of decision.  Nothing in this Section shall limit the right of Lender to exercise self-help remedies, such as setoff, foreclosure or sale of Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference.  The exercise of a remedy does not waive the right of any party to require judicial reference.  At Lender’s option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

[SIC] A&R Loan, Security and Guaranty Agreement

11.15.4Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.16Waivers by Obligors.  To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Obligor may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Each Obligor acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Obligors.  Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11.17Patriot Act Notice.  Lender hereby notifies Obligors that pursuant to the Patriot Act, Lender is required to obtain, verify and record information that identifies Obligors, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act.  Lender will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth.  Each Obligor shall, promptly upon request, provide all documentation and other information as Lender may request from time to time in order to comply with any obligations under “know your customer,” anti-money laundering or other requirements of Applicable Law.

11.18Intercreditor Agreement.  Notwithstanding anything to the contrary in this Agreement, to the extent the terms of this Agreement and the Intercreditor Agreement conflict, the terms of the Intercreditor Agreement shall control.

11.19NO ORAL AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

11.20Amendment and Restatement.  This Agreement amends and restates in its entirety each Initial Loan Agreement.  This Agreement and the other Loan Documents govern the present relationship between the Obligors and Lender.  This Agreement, however, is in no way intended, nor shall it be construed, to affect, replace, impair or extinguish the creation, attachment, perfection or priority of the security interests in, and other Liens on, the Collateral, which security interests and other Liens each of the Obligors, by this Agreement, acknowledges, reaffirms and confirms to Lender.  In addition, except as otherwise provided herein, all monetary obligations and

[SIC] A&R Loan, Security and Guaranty Agreement

liabilities and indebtedness created or existing under, pursuant to, or as a result of, each Initial Loan Agreement, other than Excluded Swap Obligations (the “Initial Loan Agreement Obligations”) shall continue in existence within the definition of “Obligations” under this Agreement, which obligations, liabilities and indebtedness the Obligors, by this Agreement, acknowledge, reaffirm and confirm.  The Obligors agree that any outstanding commitment or other obligation to make advances or otherwise extend credit or credit support to any Obligor pursuant to each Initial Loan Agreement is superseded by, and renewed and consolidated under, this Agreement.  The Obligors represent and warrant that none of them have assigned or otherwise transferred any rights arising under each Initial Loan Agreement.

To the extent not amended and restated as of the Closing Date, the Loan Documents executed in connection with each Initial Loan Agreement and in effect prior to the Closing Date (the “Existing Loan Documents”) shall continue in full force and effect, are hereby ratified, reaffirmed and confirmed in all respects, and shall, for the avoidance of doubt, constitute “Loan Documents” under this Agreement.  The terms of the Loan Documents that correspond to the Existing Loan Documents that have been amended and restated as of the Closing Date shall govern for any period occurring on or after the Closing Date, and the terms of such Existing Loan Documents prior to their amendment and restatement shall govern for any period beginning before the Closing Date and ending on the day immediately preceding the Closing Date.  In furtherance of the foregoing, (i) each reference in any Loan Document to the “Loan Agreement”, any other Loan Document that is being amended and restated as of the Closing Date, “thereunder”, “thereof” or words of like import, is hereby amended, mutatis mutandis, as applicable in the context, to be a reference to, and shall thereafter mean, this Agreement or such other amended and restated Loan Document, as applicable in the context (as each may be amended, modified or supplemented and in effect from time to time) and (ii) the definition of any term defined in any Loan Document by reference to the terms defined in the “Loan Agreement” or any other Loan Document that is being amended and restated as of the Closing Date is hereby amended to be defined by reference to the defined term in this Agreement or such other amended and restated Loan Document, as applicable (as each may be amended, modified or supplemented and in effect from time to time).

In order to induce Lender to enter into this Agreement on the Closing Date, each Obligor hereby represents, warrants and covenants to Lender that it has determined that each Obligor will benefit specifically and materially from the amendment and restatement of each Initial Loan Agreement pursuant to this Agreement on the Closing Date and that each Obligor requested and bargained for the structure and terms of and security for the Loans contemplated by this Agreement on the Closing Date.

12.GUARANTY

12.1Unconditional Guaranty.  Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations of each other party hereto.  Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds, without set-off or counterclaim or any other defense.  This Section 12 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages etc. arising from any non-Tax claim; provided, however, the foregoing shall not limit the agreements and obligations of Obligors pursuant to Section 5.9 hereof.

12.2[Reserved]

12.3Waivers of Notice, Demand, etc.  Each Guarantor hereby absolutely, unconditionally and irrevocably waives (i) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (ii) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (iii) any requirement that Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Obligor, or any Person or any Collateral, (iv) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, (v) any defense arising by any lack of capacity or authority or any other defense of any Obligor or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by the Obligors and any defense that any other guarantee or security was or has to be obtained by Lender and (vi) any right to notice of, consent to, knowledge of and participation in any agreements relating to any

[SIC] A&R Loan, Security and Guaranty Agreement

such action or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of right that Lender has under this Agreement and waives any defenses of such Guarantor which might arise as a result of such actions.

12.4No Invalidity, Irregularity, etc.  No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

12.5Independent Liability.  The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Obligors, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Section 12, irrespective of whether any action is brought against any other Obligor or other Persons or whether any other Obligor or other Persons are joined in any such action or actions.  Each Guarantor waives any right to require that any resort be had by Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Lender in favor of any Obligor or any other Person.  No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Lender’s right to proceed in any other form of action or proceeding or against any other Person unless Lender has expressed any such waiver in writing.  Without limiting the generality of the foregoing, no action or proceeding by Lender against any Obligor under any document evidencing or securing indebtedness of any Obligor to Lender shall diminish the liability of any Guarantor hereunder, except to the extent Lender receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Obligor.

12.6Liability Absolute.  The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a)any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any other Loan Document, including any increase in the Obligations resulting from the extension of additional credit to Borrower or otherwise;

(b)any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c)the failure of Lender to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person under the provisions of this Agreement or any other Loan Document or any other document or instrument executed an delivered in connection herewith or therewith;

(d)any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Obligor to creditors of any Obligor other than any other Obligor;

[SIC] A&R Loan, Security and Guaranty Agreement

(e)any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Obligor; and

(f)any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Obligor or any other Person or party hereto or the Obligations or otherwise with respect to the Loans or any other financial accommodations to Borrower pursuant to this Agreement and/or the other Loan Documents.

12.7Application of Proceeds.  Subject to the terms of the Intercreditor Agreement, Lender may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

12.8Continuing Effectiveness.

(g)This Guaranty herein contained shall continue to be effective or be automatically reinstated, as the case may be, if a claim is ever made upon Lender for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Obligor) or by reason of the Intercreditor Agreement; and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Lender for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(h)Lender shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(i)No Guarantor shall be entitled to claim against any present or future security held by Lender from any Person for Obligations in priority to or equally with any claim of Lender, or assert any claim for any liability of any Obligor to any Guarantor in priority to or equally with claims of Lender for Obligations, and no Guarantor shall be entitled to compete with Lender with respect to, or to advance any equal or prior claim to any security held by Lender for Obligations.

(j)If any Obligor makes any payment to Lender, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal, state, provincial or territorial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(k)Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by Lender, no Guarantor shall be entitled to be subrogated to any of the rights of Lender against the Borrowers or any other Guarantor or any collateral security or guaranty or right of offset held by Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from Borrowers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all of the Obligations are paid in full and the Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Secured Obligations shall not have been paid in full and the

[SIC] A&R Loan, Security and Guaranty Agreement

Commitments terminated, such amount shall be held by such Guarantor in trust for Lender, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Lender in the exact form received by such Guarantor (duly indorsed by such Guarantor to Lender, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Lender may determine.

12.9Enforcement.  Upon the occurrence and during the continuance of any Event of Default, Lender shall, without notice to or demand upon any Obligor or any other Person, declare any obligations of each Guarantor hereunder immediately due and payable, and shall be entitled to enforce the obligations of each Guarantor.  The rights of Lender hereunder are in addition to other rights and remedies (including other rights of set-off) which Lender may have.  Upon such declaration by Lender, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against any other Obligor (the “Guarantor Claims”), Lender shall have the full right on the part of Lender in its own name or in the name of such Guarantor to collect and enforce such Guarantor Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, Lender and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Guarantor any instrument for the payment of money.  Each Guarantor will receive as trustee for Lender and will pay to Lender forthwith upon receipt thereof any amounts which such Guarantor may receive from any Obligor on account of the Guarantor Claims.  Each Guarantor agrees that at no time hereafter will any of the Guarantor Claims be represented by any notes, other negotiable instruments or writings, except and in such event they shall either be made payable to Lender, or if payable to any Guarantor, shall forthwith be endorsed by such Guarantor to Lender.  Each Guarantor agrees that no payment on account of the Guarantor Claims or any security interest therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by any Guarantor.

12.10Statute of Limitations.  Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Obligor or others with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against Lender shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

12.11Interest.  All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to the Loans (without duplication of interest on the underlying Obligation).

12.12Currency Conversion.  Without limiting any other rights in this Agreement, if for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Guaranty or any other Loan Document it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For this purpose, “rate of exchange” means the rate at which Lender would, on the relevant date at or about 12:00 p.m., be prepared to sell a similar amount of such currency in New York, New York against the Judgment Currency.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, each Guarantor will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Guaranty or any other Loan Document in such other currency.  Any additional amount due from Guarantor under this Section 12.12 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or any of the other Loan Documents.

12.13Acknowledgment.  Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Loan Documents.  Each Guarantor has made an independent investigation of the Obligor and of the financial condition of the Obligors.  Lender has not made and does not make representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Obligor, nor has Lender made any representations or warranties as to the amount or nature of the Obligations of any Obligor to which this Section 12

[SIC] A&R Loan, Security and Guaranty Agreement

applies as specifically herein set forth, nor has Lender or any officer, agent or employee of Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

12.14Continuing Effectiveness.  The provisions of this Section 12 shall remain in effect until the payment in full in cash of all Obligations, the termination of all Commitments and termination of this Agreement.

12.15Release.  Notwithstanding anything else in the Loan Documents to the contrary, Lender may, in its sole discretion, upon written notice to the Borrower Agent, release AG SPV as a Guarantor hereunder in the event that Lender reasonably determines that the status of AG SPV as a Guarantor hereunder could impair the bankruptcy remote nature of AG SPV from the other Obligors hereunder.

[Remainder of page intentionally left blank; signatures begin on following page]

[SIC] A&R Loan, Security and Guaranty Agreement

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ John Olsen
Name:	John Olsen
Title:	Senior Vice President

[Signature Page to Amended and Restated Loan, Security and Guaranty Agreement]

BORROWERS:

SELECT INTERIOR CONCEPTS, INC.

By:	/s/ Kendall R. Hoyd
	Name:		Kendall R. Hoyd
	Title:		Chief Financial Officer

ARCHITECTURAL GRANITE & MARBLE, LLC

By: Architectural Services Group, LLC, its Sole Member

	By:	SIC Intermediate, Inc.,
its Sole Member

		By:	/s/ Kendall R. Hoyd
			Name:	Kendall R. Hoyd
			Title:	Chief Financial Officer

Pental Granite and Marble, LLC

By: Architectural Granite & Marble, LLC its Sole Member

	By:	Architectural Services Group, LLC,
its Sole Member

		By:	SIC Intermediate, Inc.,
its Sole Member

		By:	/s/ Kendall R. Hoyd
			Name:	Kendall R. Hoyd
			Title:	Chief Financial Officer

L.A.R.K. INDUSTRIES, INC.

By:	/s/ John Hannum
	Name:		John Hannum
	Title:		Chief Financial Officer

GREENCRAFT HOLDINGS, LLC

	By:	L.A.R.K. Industries, Inc.,
its Sole Member

		By:	/s/ John Hannum
			Name:	John Hannum
			Title:	Chief Financial Officer

[Signature Page to Amended and Restated Loan, Security and Guaranty Agreement]

GREENCRAFT INTERIORS, LLC

	By:	Greencraft Holdings, LLC,
its Sole Member

		By:	L.A.R.K. Industries, Inc.,
its Sole Member

		By:	/s/ John Hannum
			Name:	John Hannum
			Title:	Chief Financial Officer

CASA VERDE SERVICES, LLC

	By:	Greencraft Holdings, LLC,
its Sole Member

		By:	L.A.R.K. Industries, Inc.,
its Sole Member

		By:	/s/ John Hannum
			Name:	John Hannum
			Title:	Chief Financial Officer

GREENCRAFT STONE AND TILE LLC

	By:	Greencraft Holdings, LLC,
its Sole Member

		By:	L.A.R.K. Industries, Inc.,
its Sole Member

		By:	/s/ John Hannum
			Name:	John Hannum
			Title:	Chief Financial Officer

OTHER OBLIGORS:

Architectural Surfaces Group, LLC

By:	SIC Intermediate, Inc.,
its Sole Member

		By:	/s/ Kendall R. Hoyd
			Name:	Kendall R. Hoyd
			Title:	Chief Financial Officer

[Signature Page to Amended and Restated Loan, Security and Guaranty Agreement]

Residential Design Services, LLC

By:	SIC Intermediate, Inc.,
its Sole Member

	By:	/s/ Kendall R. Hoyd
		Name:	Kendall R. Hoyd
		Title:	Chief Financial Officer

AG HOLDCO (SPV) LLC

By:	Architectural Granite & Marble, LLC
its Sole Member

	By:	Architectural Surfaces Group, LLC,
its Sole Member

	By:	SIC Intermediate, Inc.,
its Sole Member

By:	/s/ Kendall R. Hoyd
	Name:	Kendall R. Hoyd
	Title:	Chief Financial Officer

SIC INTERMEDIATE, INC.

By:	/s/ Kendall R. Hoyd
	Name:	Kendall R. Hoyd
	Title:	Chief Financial Officer

[Signature Page to Amended and Restated Loan, Security and Guaranty Agreement]

SCHEDULE 2.2.1

LETTERS OF CREDIT

Instrument ID	Issue Date	Expiry Date	Applicant Name
48081439273561	4/19/2018	8/17/2018	Pental Granite and Marble, LLC
48081439273572	4/19/2018	8/17/2018	Pental Granite and Marble, LLC
48081439278055	5/15/2018	9/12/2018	Pental Granite and Marble, LLC
48081439278066	5/15/2018	9/12/2018	Pental Granite and Marble, LLC
48081439278077	5/15/2018	9/12/2018	Pental Granite and Marble, LLC
48081439278107	5/9/2018	9/6/2018	Pental Granite and Marble, LLC
48081439278118	5/9/2018	9/6/2018	Pental Granite and Marble, LLC
48081439278129	5/9/2018	9/6/2018	Pental Granite and Marble, LLC
48081439278130	5/9/2018	9/6/2018	Pental Granite and Marble, LLC
48081439278141	5/9/2018	9/6/2018	Pental Granite and Marble, LLC
48081439278152	5/9/2018	9/6/2018	Pental Granite and Marble, LLC
48081439279738	5/23/2018	9/20/2018	Pental Granite and Marble, LLC
48081439279750	5/23/2018	9/20/2018	Pental Granite and Marble, LLC
00000068112727	6/24/2015	8/20/2018	Architectural Granite & Marble, LLC
00000068114392	8/12/2015	8/12/2018	Architectural Granite & Marble, LLC

SCHEDULE 8.1.4(a)

NAMES AND CAPITAL STRUCTURE

1.	The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of Borrower and Subsidiary are as follows:

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares
Select Interior Concepts, Inc.	Delaware	Class A Common: 100,000,000 Class B Common: 15,000,000 Preferred: 50,000,000	21,750,000 shares of Class A Common Stock, and 3,864,626 shares of Class B Common Stock[1]
L.A.R.K. Industries, Inc.	California	1,000,000 shares of common stock 15,000 shares of preferred stock	71,395 shares of common stock
SIC Intermediate, Inc.	Delaware	1000 shares of common stock	1000 shares
Pental Granite and Marble, LLC	Washington	Membership interests	100% of the membership interests are issued.
Greencraft Holdings, LLC	Arizona	1000 units of Membership interests	100% of the membership interests are issued.
Greencraft Stone & Tile, LLC	Arizona	1000 units of Membership interests	100% of the membership interests are issued.
Greencraft Interiors, LLC	Arizona	1000 units of Membership interests	100% of the membership interests are issued.
Casa Verde Services, LLC	Delaware	1000 units of Membership interests	100% of the membership interests are issued.
Architectural Surfaces Group, LLC	Delaware	1000 units of Membership interests	100% of the membership interests are issued.
Residential Design Services, LLC	Delaware	1000 units of Membership interests	100% of the membership interests are issued.
Architectural Granite & Marble, LLC	Delaware	Membership interests	100% of the membership interests are issued.
AG Holdco (SPV) LLC	Delaware	Membership interests	100% of the membership interests are issued.

1 Class A and Class B share amounts are subject to the Registration Rights Agreement described in Item 5.

2.	The record holders of Equity Interests of Borrower and its Subsidiaries are as follows:

Name	Class of Stock	Number of Shares	Record Owner
L.A.R.K. Industries, Inc.	Common and preferred stock	100%	Residential Design Services, LLC
SIC Intermediate, Inc.	Common stock	100%	Select Interior Concepts, Inc.
Pental Granite and Marble, LLC	Membership interests	100%	Architectural Granite & Marble, LLC
Greencraft Holdings, LLC	Membership interests	100%	L.A.R.K. Industries, Inc.
Greencraft Stone & Tile, LLC	Membership interests	100%	Greencraft Holdings, LLC
Greencraft Interiors, LLC	Membership interests	100%	Greencraft Holdings, LLC
Casa Verde Services, LLC	Membership interests	100%	Greencraft Holdings, LLC
Architectural Surfaces Group, LLC	Membership interests	100%	SIC Intermediate, Inc.
Residential Design Services, LLC	Membership interests	100%	SIC Intermediate, Inc.
Architectural Granite & Marble, LLC	Membership interests	100%	Architectural Surfaces Group, LLC
AG Holdco (SPV) LLC	Membership interests	100%	Architectural Surfaces Group, LLC

3.	All agreements binding on holders of Equity Interests of Borrower and Subsidiaries with respect to such interests are as follows:
1.	Amended & Restated Limited Liability Company Operating Agreement of Greencraft Holdings, LLC
2.	Amended & Restated Limited Liability Company Operating Agreement of Greencraft Interiors, LLC
3.	Amended & Restated Limited Liability Company Operating Agreement of Greencraft Stone & Tile, LLC
4.	Amended & Restated Limited Liability Company Operating Agreement of Casa Verde Services, LLC
5.	Fourth Amended & Restated Limited Liability Company Operating Agreement of Architectural Surfaces Group, LLC
6.	Second Amended & Restated Limited Liability Company Operating Agreement of Pental Granite and Marble, LLC
7.	Second Amended & Restated Limited Liability Company Operating Agreement of RDS Holdings, LLC, LLC
8.	Amended & Restated Limited Liability Company Operating Agreement of Architectural Granite & Marble, LLC
9.	Limited Liability Company Agreement of AG Holdco (SPV) LLC
4.

In the five years preceding the Closing Date, neither Borrower nor any Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination, except:

Asset Purchase Agreement, dated as of June 23, 2015 among the Borrower, Architectural Granite & Marble, LLC, Jack W. Seiders, Peggy A. Seiders, Jack Chadley Seiders, Chelsey S. Bryant, Luke W. Spiller, Rick E. Seiders, and Kelley M. Wilson, and the transaction related thereto.

Asset Purchase Agreement, dated as of January 31, 2018, by and among AGM, Elegant Home Design, LLC and the holders of Elegant Home Design, LLC, and the transactions related therto

Asset Purchase Agreement among AGM, Integrated Resources Group, Inc. and the shareholders of Integrated Resources Group, Inc., and the transaction related thereto

Asset Purchase Agreement among AGM, Tutto Marmo, Inc., a California corporation, and the sharholders of Tutto Marmo, Inc.

Securities Purchase Agreement, dated as of February 28, 2017, by and among, Architectural Granite & Marble, LLC, Pental Granite and Mable, LLC, Aquarius Seller, Inc., Parminder Pental and Ravinder Pental, and the transaction related thereto.

Membership Interest Purchase Agreement, dated as of December 29, 2017, by and among, L.A.R.K. Industries, Inc., Greencraft Holdings, LLC, the Sellers (as defined therein) and D. Todd. Patterson, as the Sellers Representative, and the transaction related thereto.

Asset Purchase Agreement, dated as of July 21, 2016, by and among Architectural Granite & Marble, LLC, Bermuda Import-Export, Inc., Osep Tokat and Vahe Akpulat, and the transaction related therto.

Asset Purchase Agreement, dated as of February 24, 2015, by and among L.A.R.K. Industries, Inc., PT Tile Holdings, L.P., and GCG SBIC Investors, LP, and the transactions related thereto.

Asset Purchase Agreement, dated as of October 2, 2017, by and among Cosmic Stone & Tile Distributors, Inc. (“Seller”), the owners of Seller set forth on the signature pages thereto, and Architectural Granite & Marble, LLC, and the transactions related thereto.

5.

There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of Borrower or any Subsidiary, except:

Membership Interest Purchase Agreement, dated as of November 22, 2017, by and among (i) the equity holders of TCFI LARK LLC, a Delaware limited liability company (“RDS”), and TCFI G&M LLC, a Delaware limited liability company (“ASG”) listed on Schedule I hereto (collectively, the “Sellers”), (ii) SIC Intermediate, Inc., a Delaware corporation (the “Purchaser”), (iii) RDS, and (iv) ASG, and the other transaction documents related thereto.

Registration Rights Agreement, dated as of November 22, 2017, among (i) Select Interior Concepts, Inc., a Delaware corporation (together with any successor entity thereto, the “Company”), (ii) Trive Capital Fund I LP, a Delaware limited partnership, Trive Capital Fund I (Offshore) LP , a Delaware limited partnership, and Trive Affiliated Coinvestors I LP, a Delaware limited partnership (collectively, the “Sponsor”), (iii) Tyrone Johnson, an individual, Kendall Hoyd, an individual, Sunil Palakodati, an individual, and Tim Reed, an individual (collectively, the “Management Holders”), and (iv) B. Riley FBR, Inc., a Delaware corporation, as the initial purchaser/placement agent (“B. Riley FBR”), for the benefit of B. Riley FBR and the Holders (as defined therein).

SCHEDULE 8.1.4(d)

Pledged Equity:

100% of the membership interests of AG Holdco (SPV) LLC (held by AG&M).

100% of the membership interests of (i) Greencraft Holdings, LLC (held by L.A.R.K.), (ii) Greencraft Interiors, LLC (held by Greencraft Holdings), (iii) Greencraft Stone and Tile, LLC (held by Greencraft Holdings), (iv) Casa Verde Services, LLC (held by Greencraft Holdings), (v) Residential Design Services, LLC (held by SIC Intermediate), (vi) Architectural Surfaces Group, LLC (held by SIC Intermediate), (vii) Architectural Granite & Marble, LLC (held by Architectural Surfaces Group, LLC) and (vii) Pental Granite and Marble, LLC (held by AG&M)

100% of the equity interests of (i) L.A.R.K. Industries, Inc. (held by Residential Design Services, LLC) and (ii) SIC Intermediate, Inc. (held by Select Interior Concepts, Inc.)

SCHEDULE 8.1.5

TITLE TO PROPERTY

None.

SCHEDULE 8.1.10

BROKERAGE COMMISSION

None.

SCHEDULE 8.1.11

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.	Borrower’s and Subsidiaries’ patents:

None.

2.	Borrower’s and Subsidiaries’ trademarks:

Entity Name	Country	Trademark	Application or Registration No.	Filing Date	Registration Date	Assignees
L.A.R.K. Industries, Inc.	U.S.	California Fictitious Business Name: “Crown Custom Hardware”	Orange County, CA Clerk Records Number: 20126322819 23.00	12/13/2012	N/A	N/A
L.A.R.K. Industries, Inc.	U.S.	California Fictitious Business Name: “Commercial Design Services”	Orange County, CA Clerk Records Number: 20126311062 23.00	08/06/2012	N/A	N/A
L.A.R.K. Industries, Inc.	U.S.	California Fictitious Business Name: “Residential Design Services”	Orange County, CA Clerk Records Number: 20106221477 23.00	02/22/2010	N/A	N/A
L.A.R.K. Industries, Inc.	U.S.	Nevada Fictitious Business Name: “Residential Design Services”	19971230322089001	N/A	12/30/1997	N/A
Architectural Granite & Marble, LLC	U.S.	METROQUARTZ	Federal Registration Number: 4842252	6/24/14	10/27/15	N/A
Architectural Granite & Marble, LLC	U.S.	COUNTERS FOR A CAUSE	Federal Registration Number: 4175321	11/21/11	7/17/12	N/A
Architectural Granite & Marble, LLC	U.S.	WORLDWIDE SOURCES. WORLD- CLASS SERVICE.	Federal Registration Number: 4364938	7/17/08	7/9/13	N/A
Pental Granite and Marble, LLC	U.S.	PENTAL SURFACES	Federal Registration Number: 87/016,098	4/27/16	N/A	N/A
Pental Granite and Marble, LLC	U.S.	PENTAL SURFACES	Federal Registration Number: 5168559	4/27/16	3/21/17	N/A
Pental Granite and Marble, LLC	U.S.	PENTAL QUARTZ	Federal Registration Number: 4451890	2/21/12	12/17/13	N/A
Pental Granite and Marble, LLC	U.S.	PQ and design	Federal Registration Number: 4373240	2/21/12	7/23/13	N/A

3.	Borrower’s and Subsidiaries’ copyrights:

Copyright	Number	Date	Owner
AG&M Website (Screen Displays)	VAu001078181	5/11/2011	G&M OpCo LLC
AG&M Website (Source Code)	TXu001755102	5/9/2011	G&M OpCo LLC

4.	Borrowers’ and Subsidiaries’ licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

Licenses contained in the Company Agreement of Artisan SG, LLC, D/B/A THE ARTISAN GROUP, LLC dated as of September 30, 2007.

5.	Royalties and Other Compensation: None.

SCHEDULE 8.1.13

COMPLIANCE WITH LAWS

None.

SCHEDULE 8.1.14

RESTRICTIVE AGREEMENTS

None.

SCHEDULE 8.1.15

LITIGATION

None.

SCHEDULE 8.1.17

PENSION PLAN DISCLOSURES

None.

SCHEDULE 8.1.27

MATERIAL CONTRACTS

1.	The Revolver Debt Documents
2.	Frame Work Contract for American Markets (Number 01-14/Phenika-Pental), dated as of April 21, 2014, by and between Pental and A&A Green Phenix Joint Stock Company.
3.	Exclusive Agency Contract, dated as of October 17, 2017, by and between Foshan Fasa Building Material Co., Ltd. and Architectural Granite & Marble LLC.

SCHEDULE 9.1.10

BUSINESS LOCATIONS

1.	Chief Executive Office: 4900 E. Hunter Avenue; Anaheim, CA 92807 (Select Interior Concepts, Inc. and each Subsidiary not otherwise listed below)

19012 Hwy 71 West; Austin Texas 78669 (Architectural Granite & Marble, LLC)

713 S. Fidalgo Street; Seattle WA 98108 (Pental Granite and Marble, LLC)

2.	Collateral Locations:

Complete Street and Mailing Address, including County and Zip Code	Owned/ Leased	Facility Size	Principal Usage
4900 E. Hunter Ave. Anaheim, Orange County, CA 92807	Leased	N/A	Corporate headquarters, design center, warehouse
50 Hampden Road; Cabot Business Park; Mansfield, Bristol County, MA 02048	Leased	N/A	General commercial use
3600-D Industry Drive East, Fife, Piece County, WA 98424	Leased	N/A	General commercial use
3900-A Industry Drive East, Fife, Pierce County, WA 98424	Leased	N/A	General commercial use
3551 NW Yeon Ave., Portland, Multnomah County, OR 97210	Leased	N/A	General commercial use
502 Jersey Avenue, New Brunswick, Middlesex County, New Jersey 08901	Leased	N/A	General commercial use
8861 San Fernando Road, Sun Valley, Los Angeles County, California	Leased	N/A	General commercial use
4850 East La Palma Avenue Anaheim, Orange County, CA	Leased	N/A	General commercial use
Rusk Transportation Company Survey No. 85 and the Abram U. Compton Survey No. 601, in Travis County, Texas	Leased	N/A	N/A
5032 Sirona Drive Charlotte, Mecklenburg County, NC 28273	Leased	N/A	Warehouse, showroom.
401 Center Ridge Drive Austin, Travis County, Texas 78753	Leased	N/A	Showroom
4200 Kenilwood Drive Nashville, Davidson County, TN 37204	Leased	N/A	General commercial use
7317 N. Broadway Oklahoma City, Oklahoma County, OK 73116	Leased	N/A	Showroom/warehouse.

Complete Street and Mailing Address, including County and Zip Code	Owned/ Leased	Facility Size	Principal Usage
511 Hinton Oaks Blvd. Knightdale, Wake County, NC 27545	Leased	N/A	General commercial use
Lot 3, Block NCB 15687 Quorum Business Center Subdivision in the City of San Antonio, Bexar County, Texas	Leased	N/A	Land lease
8861 San Fernando Road Sun Valley, Los Angeles County, CA	Leased	N/A	General commercial use
2626 South 7th Street Liberty Sky Harbor Center Phoenix, Maricopa County, AZ	Leased	N/A	Warehouse/distribution center
7350 North Dobson Road Scottsdale, Maricopa County, AZ 85256	Leased	N/A	General commercial use
8860 East Chaparral Road Suite 150 Scottsdale, Maricopa County, AZ 85250	Leased	N/A	General commercial use
4675 E. Cotton Center Boulevard Suites 171 and 173 Phoenix, Maricopa County, AZ 85040	Leased	N/A	General commercial use
32395 Clinton Keith Road Suite B-01 Wildomar, Riverside County, CA 92595	Leased	N/A	Lease of multi- tenant retail building.
94 W. Cochran, Suite C Simi Valley, Ventura County, CA 93605	Leased	N/A	Warehouse
620 S, Andreasen Drive Escondido, San Diego County, CA	Leased	N/A	Office, storage, distribution and retail sales
750 Link Road, Suites A-E Fairfield, Solano County, CA	Leased	N/A	Office and warehouse
1341 Blue Gum Street Anaheim, Orange County, CA	Leased	N/A	General commercial use
2267 Agate Court Simi Valley, Ventura County, CA 93065	Leased	N/A	General commercial use
16222 Phoebe Avenue La Mirada, Los Angeles County, CA 90638	Leased	N/A	General commercial use
5375 Truxtun Avenue Bakersfield, Kern County, CA 93309	Leased	N/A	General office use.
121 Enterprise Corona, Riverside County, CA 92882	Leased	N/A	Office lease.

Complete Street and Mailing Address, including County and Zip Code	Owned/ Leased	Facility Size	Principal Usage
507 Queensland Circle, Corona, Riverside County, CA 92879	Leased	N/A	Showroom
8155 Swanston Lane, Gilroy, Santa Clara County, CA	Leased	N/A	General commercial use
2220 Gold Springs Court Sacramento, Sacramento County, CA 95670	Leased	N/A	Office
640 South Frontage Road Nipomo, San Luis Obispo County, CA 93444	Leased	N/A	General commercial use
224, 232 & 240 Lindbergh Avenue Livermore, Alameda County, CA 94551	Leased	N/A	General commercial use
39-740 Garand Lane, Suite A Palm Desert, Riverside County, CA 92211	Leased	N/A	General commercial use
1070 Sand Hill Road, Reno, Washoe County, NV 89521	Leased	N/A	General commercial use
5300 S Watt Avenue Sacramento, Sacramento County, CA 95826	Leased	N/A	General commercial use
5340 S Watt Avenue Sacramento, Sacramento County, CA 95826	Leased	N/A	General commercial use
Suite 104; 8949 Kenamar Drive San Diego, San Diego County, CA	Leased	N/A	General commercial use
2190 Bering Drive San Jose, Santa Clara County, CA	Leased	N/A	Showroom.
780 Chambers Lane Units 220/230 Simi Valley, Ventura County, CA	Leased	N/A	Design studio
9991 Muirlands Irvine, Orange County, CA	Leased	N/A	Design studio
10000-10300 East 40th Avenue Denver, Denver County, CO	Leased	N/A	Warehouse/distribution space.
725 S. Fidalgo Street (Building C) and 770 S. Michigan Street (Sylvania Building), Seattle, King County, WA	Leased	N/A	Office space and outdoor storage
Northwest Corporate Park – Seattle Building U 549B South Dawson Street Seattle, King County, WA 98108	Leased	N/A	General commercial use
7050 Valjean Avenue Van Nuys, Los Angeles, CA 91406	Leased	N/A	General commercial use

SCHEDULE 9.2.2

EXISTING LIENS

Jurisdiction	Filing Type/ Searched Thru	File Number/ File Date	Debtor	Secured Party
Delaware	UCC (Equipment)	20156076490/12-16-15	Architectural Granite & Marble, LLC	Horizon Bank, SSB
Delaware	UCC (Equipment)	20177412549/11-8-18	Architectural Granite & Marble, LLC	Toyota Industries Commercial Finance, Inc.
North Carolina	UCC (Equipment)	20140017916B/2-27-14	Architectural Granite & Marble, LLC	PlainsCapital Bank
North Carolina	UCC (Equipment)	20140028508A/3-31-14	Architectural Granite & Marble, LLC	PlainsCapital Bank
North Carolina	UCC (Equipment)	20140057914E/6-7-14	Architectural Granite & Marble, LLC	PlainsCapital Bank
Texas	UCC (Equipment)	16-0013178653/4-25-16	Architectural Granite & Marble, LLC	Horizon Bank, SSB
Texas	UCC (Equipment)	16-0033651116	Architectural Granite & Marble, LLC	Texas Star Bank
Oklahoma	UCC (Equipment)	20131211021221740	Architectural Granite & Marble, LLC	PlainsCapital Bank
California	UCC (Equipment)	12-7318272154/6-26-121	L.A.R.K. Industries, Inc.	Whirlpool Corporation
California	UCC (Equipment)	13-7368577108/7-9-13	L.A.R.K. Industries, Inc.	Bank of the West (assignee of Manufacturers Financing Services)
California	UCC (Equipment)	13-7368990654/7-11-13	L.A.R.K. Industries, Inc.	Manufacturers Financing Services
California	UCC (Equipment)	15-7466208049/5/26/15	L.A.R.K. Industries, Inc.	Scottrade Bank (assignee of Manufacturers Financing Services)
California	UCC (Equipment)	15-7486210961/5-25-15	L.A.R.K. Industries, Inc.	Scottrade Bank (assignee of Manufacturers Financing Services)
California	UCC (Equipment)	15-74709865773/6-22-15	L.A.R.K. Industries, Inc.	Scottrade Bank (assignee of Manufacturers Financing Services)
California	UCC (Equipment)	15-7492247586/10-29-15	L.A.R.K. Industries, Inc.	Manufacturers Financing Services
California	UCC (Equipment)	15-7492264717/10-29-15	L.A.R.K. Industries, Inc.	Manufacturers Financing Services
California	UCC (Equipment)	16-7509278861/2-11-16	L.A.R.K. Industries, Inc.	GE Capital Information Technology Solutions, LLC
California	UCC (Equipment)	16-7559466938/12-5-15	L.A.R.K. Industries, Inc.	Bank of the West (assignee of Manufacturers Financing Services)
California	UCC (Equipment)	17-7583581227/5-3-17	L.A.R.K. Industries, Inc.	Bank of the West (assignee of Manufacturers Financing Services)
California	UCC (Equipment)	17-7593215949/6-29-17	L.A.R.K. Industries, Inc.	TCF Equipment Finance (assignee of Manufacturers Financing Services)
California	UCC (Equipment)	17-7619449806/12-4-17	L.A.R.K. Industries, Inc.	Wells Fargo Bank, N.A.

SCHEDULE 9.2.17

EXISTING AFFILIATE TRANSACTIONS

Amended and Restated Subordinated Promissory Note, dated as of June 27, 2018, in favor of Architectural Granite & Marble, LLC.

ANNEX I

NOTICE ADDRESSES

Bank of America, N.A.

300 Galleria Parkway, Suite 800

Atlanta, GA 30339

Attn:  SIC Portfolio Manager

Telecopy: 404-607-3277

Select Interior Concepts, Inc., as Borrower Agent

4900 E. Hunter Avenue

Anaheim, CA 92807

Attn:  Kendall Hoyd

Email: khoyd@selectinteriorconcepts.com

[SIC] A&R Loan, Security and Guaranty Agreement

EXHIBIT A

COMPLIANCE CERTIFICATE

In accordance with the terms of the Amended and Restated Loan, Security and Guaranty Agreement dated June 28, 2018, by and among SELECT INTERIOR CONCEPTS, INC., a Delaware corporation (“Topco”), ARCHITECTURAL GRANITE & MARBLE, LLC, a Delaware limited liability company formerly known as G&M OPCO LLC (“AG&M”), Pental Granite and Marble, LLC, a Washington limited liability company (“Pental”), L.A.R.K. INDUSTRIES, INC., a California corporation (“L.A.R.K.”), GREENCRAFT HOLDINGS, LLC, an Arizona limited liability company (“Greencraft Holdings”), GREENCRAFT INTERIORS, LLC, an Arizona limited liability company (“Greencraft Interiors”), CASA VERDE SERVICES, LLC, a Delaware limited liability company (“Casa Verde”), GREENCRAFT STONE AND TILE LLC, an Arizona limited liability company (“Greencraft Stone”; and, together with Topco, AG&M, Pental, L.A.R.K., Greencraft Holdings, Greencraft Interiors, Casa Verde, Greencraft Stone and each Person joined thereto as a borrower from time to time, individually and collectively, jointly and severally, “Borrower”), Architectural Surfaces Group, LLC, a Delaware limited liability company formerly known as TCFI G&M LLC (“AG&M Parent”), AG HOLDCO (SPV) LLC, a Delaware limited liability company (“AG SPV”), RESIDENTIAL DESIGN SERVICES, LLC, a Delaware limited liability company, formerly known as TCFI LARK, LLC (“L.A.R.K. Parent”), and SELECT INTERMEDIATE, INC., a Delaware corporation (“SIC”, and, together with Borrower, AG&M Parent, L.A.R.K. Parent and AG SPV, individually, an “Obligor” and collectively, the “Obligors”) and BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns and including any Lending Office, “Lender”) (as so amended, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), I hereby certify that:

1.I am the [President] [Chief Financial Officer] of Topco, the Borrower Agent;

2.The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3.No Default (as defined in the Loan Documents) or any event which, upon the giving of notice or passing of time or both, would constitute such a Default, has occurred.

4.The Obligors are, on a consolidated basis, is in compliance with the financial covenant set forth in Section 9.3.1 of the Loan Agreement, as demonstrated by the calculations contained in Schedule I, attached hereto and made a part hereof.

BORROWER AGENT:

SELECT INTERIOR CONCEPTS, INC.

By:
Name:
Title:

[SIC] A&R Loan, Security and Guaranty Agreement

SCHEDULE I TO COMPLIANCE CERTIFICATE

[Borrower to provide detailed calculations of financial covenants and Applicable Margin]

[SIC] A&R Loan, Security and Guaranty Agreement

EXHIBIT B

CONDITIONS PRECEDENT

(a)Each Loan Document shall have been duly executed and delivered to Lender by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)Lender shall have made all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Lender that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)Lender shall have received duly executed agreements establishing each Dominion Account and related lockbox in form and substance and with financial institutions satisfactory to Lender.

(d)Lender shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 8 are true and correct in all material respects (without duplication of any materiality qualifier therein); (iv) no litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against any Obligor which could, in the opinion of Lender (as determined in its Permitted Discretion), have a Material Adverse Effect on the Collateral or any Obligor if determined adversely to the interests of such Obligor; and (v) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)Lender shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Lender may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)Lender shall have received a written opinion of Greenberg Traurig LLP, as well any local counsel to Topco or any other Borrower or Lender, in form and substance satisfactory to Lender.

(g)Lender shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.  Lender shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h)Borrower shall have paid all fees and expenses to be paid to Lender on the Closing Date.

(i)Lender shall have completed its business, financial and legal due diligence of Obligors.  No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2017.

(j)Lender shall have received a Borrowing Base Certificate prepared as of the latest month end prior to the Closing Date.  Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrower of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $25,000,000.

[SIC] A&R Loan, Security and Guaranty Agreement

(k)The Intercreditor Agreement shall have been amended or amended and restated, as applicable, and delivered to Lender, and shall contain the signatures of all parties thereto, and shall be in form and substance satisfactory to Lender in its sole discretion, including, without limitation, a satisfactory amended definition of “Maximum ABL Principal Obligations.

(l)The Term Loan Agreement and, to the extent applicable, any other relevant Term Debt Document, shall have amended in a manner satisfactory to Lender in its Permitted Discretion, and a copy of such documentation shall be attached to a certificate of a duly authorized officer of Topco, certifying such attached copies are effective, correct and complete copies of such executed documentation.

(m)Lender shall have received the consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of Topco and Subsidiaries for the Fiscal Year ending December 31, 2017, which shall be in form and substance satisfactory to Lender in its Permitted Discretion.

(m)Lender shall have received the unaudited, consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of Topco and Subsidiaries for the Fiscal Quarters ending March 31, 2017 and March 31, 2018, which shall be in form and substance satisfactory to Lender in its Permitted Discretion.

(o)The maturity of the L.A.R.K. Subordinated Note shall have been extended to be at least six (6) months later than the Revolver Termination Date pursuant to such documentation satisfactory to, and delivered to, Lender.

(p)Upon the request of any Lender made at least ten (10) days prior to the Closing Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Closing Date.

(q)At least five (5) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

[SIC] A&R Loan, Security and Guaranty Agreement

EXHIBIT C

FEES

(a)Unused Line Fee.  Borrower shall pay to Lender a fee equal to the applicable Unused Line Fee Rate times the amount by which the average daily Revolver Commitment exceeds the average daily Revolver Usage during any month.  Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

(b)LC Facility Fees.  Borrower shall pay to Lender (i) a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (ii) a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (iii) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.  During an Event of Default, the fee payable under clause (i) shall be increased by 2% per annum.

(c)Closing Fee.  On the Closing Date, Borrower shall pay the fees payable in the amounts and at the times as set forth in the Fee Letter

[SIC] A&R Loan, Security and Guaranty Agreement

EXHIBIT D

FINANCIAL REPORTING

As long as any Commitment or Obligations are outstanding, Borrower Agent shall, and shall cause each Subsidiary to furnish to Lender:

(a)as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Topco and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrower Agent and acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Lender;

(b)as soon as available, and in any event within 45 days after the end of each quarter, unaudited balance sheets as of the end of such quarter and the related statements of income and cash flow for such quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Topco and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such quarter and period, subject to normal year‑end adjustments and the absence of footnotes;

(c)concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Lender while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d)concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to any Obligor by its accountants in connection with such financial statements;

(e)not later than 30 days after the end of each Fiscal Year, projections of Topco’s consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, quarter by quarter and for the following three Fiscal Years, year by year;

(f)not later than 10 days prior to the end of each month, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Lender;

(g)promptly after the sending or filing thereof, copies of any press releases or other statements made available by any Borrower to the public concerning material changes to or developments in the business of Borrower or Borrowers;

(h)copies of any Pension Plan filings, promptly after the sending or filing thereof;

(i)promptly after the date on which an Obligor commences any proceeding alleging any commercial tort claim alleging damages in excess of $1,000,000, a brief description of such commercial tort claim and grant of a security interest therein to the Lender in accordance with this Agreement;

(j)as soon as possible and in any event within 5 Business Days of the occurrence of any ERISA Event;

(k)promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Obligor, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which could reasonably be expected to have a Material Adverse Effect;

[SIC] A&R Loan, Security and Guaranty Agreement

(l)such other reports and information (financial or otherwise) as Lender may reasonably request from time to time in connection with any Collateral or Topco’s, any of its Subsidiaries’ or other Obligor’s financial condition or business (provided, however, such reports and information shall not include any board minutes or management notes of Topco or any other Obligor); and

(m)To the extent not covered by clause (a) above, as soon as available, and in any event within 120 days after the close of each Fiscal Year, financial statements for each Guarantor, in form and substance satisfactory to Lender.

[SIC] A&R Loan, Security and Guaranty Agreement

EXHIBIT E

COLLATERAL REPORTING

(a)By the 20th day of each month, Borrower Agent shall deliver to Lender a Borrowing Base Certificate prepared as of the close of business on the last Business Day of the immediately previous month, and at such other times as Lender may request in its Permitted Discretion (the Borrowing Base Certificate shall be delivered weekly by the third day of the following week prepared as of the close of business on the last Business Day of the immediately previous week during any Trigger Period).  The Borrowing Base Certificate shall report Borrowing Base components on a consolidated basis and shall also report Borrowing Base components individually for each Borrower.  All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower and certified by a Senior Officer of Borrower Agent, provided that Lender may from time to time review and adjust any such calculation to the extent the calculation is not made in accordance with this Agreement.  Notwithstanding the foregoing and anything contained in this Agreement to the contrary, at any time and from time to time during the period between required deliveries of Borrowing Base Certificates, Borrower may deliver an interim Borrowing Base Certificate to Lender and the Borrowing Base as calculated therein shall for all purposes be the Borrowing Base and such interim Borrowing Base Certificate shall for all purposes constitute the then applicable Borrowing Base Certificate until the next scheduled Borrowing Base Certificate or interim Borrowing Base Certificate is delivered.

(b)Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Lender sales, collection, reconciliation and other reports in form satisfactory to Lender, on such periodic basis as Lender may request.  Each applicable Borrower shall also provide to Lender, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address (if requested during the continuance of an Event of Default), amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Lender may reasonably request (the aged trial balance of Accounts shall be delivered weekly by the third day of the following week prepared as of the close of business on the last Business Day of the immediately previous week, during any Trigger Period).  If an Account or Accounts of Borrowers in an aggregate face amount of $2,000,000 or more cease to be Eligible Accounts, Borrower Agent shall notify Lender of such occurrence promptly (and in any event within three Business Days) after Borrower has knowledge thereof; provided, however, the foregoing shall not apply to circumstances where Lender itself has determined the ineligibility of any portion of such formerly Eligible Accounts.

(c)Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Lender inventory and reconciliation reports in form satisfactory to Lender, on or before the 20th day of each month (or weekly by the third day of the following week prepared as of the close of business on the last Business Day of the immediately previous week, during any Trigger Period).  Each applicable Borrower shall conduct a physical inventory of all its respective Inventory at least once per calendar year (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Lender may request.  Lender may, upon advance notice to the applicable Borrower, participate in and observe each physical count; provided, however, no such advance notice shall be required if a Default or Event of Default exists.

[SIC] A&R Loan, Security and Guaranty Agreement

EXHIBIT F

POST CLOSING

(a)Within fifteen (15) days following the Closing Date (or such longer period as Lender may agree), Lender shall have received evidence that the Plains Capital Bank UCC-1 Financing Statements with Filing No. 20080039394K and 20080044891638 and all federal tax liens have been terminated or released, each of which shall be in form and substance reasonably satisfactory to Lender in its Permitted Discretion.

(b)Within thirty (30) days following the Closing Date (or such longer period as Lender may agree), Lender shall have received insurance certificates and endorsements, which shall be in form and substance reasonably satisfactory to Lender in its Permitted Discretion.

(c)Within ninety (90) days following the Closing Date (or such longer period as Lender may agree), Lender shall have received consolidated field examinations and appraisals of Borrowers, which shall be in form and substance reasonably satisfactory to Lender in its Permitted Discretion.

[SIC] A&R Loan, Security and Guaranty Agreement

EXHIBIT G

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of ____________ (this “Agreement”), to the Loan Agreement (as defined below) is entered into by and among SELECT INTERIOR CONCEPTS, INC., a Delaware corporation (“Topco”), ARCHITECTURAL GRANITE & MARBLE, LLC, a Delaware limited liability company formerly known as G&M OPCO LLC (“AG&M”), Pental Granite and Marble, LLC, a Washington limited liability company (“Pental”), L.A.R.K. INDUSTRIES, INC., a California corporation (“L.A.R.K.”), GREENCRAFT HOLDINGS, LLC, an Arizona limited liability company (“Greencraft Holdings”), GREENCRAFT INTERIORS, LLC, an Arizona limited liability company (“Greencraft Interiors”), CASA VERDE SERVICES, LLC, a Delaware limited liability company (“Casa Verde”), GREENCRAFT STONE AND TILE LLC, an Arizona limited liability company (“Greencraft Stone”; and together with Topco, AG&M, Pental, L.A.R.K., Greencraft Holdings, Greencraft Interiors, Casa Verde, Greencraft Stone and each Subsidiary of Topco (as defined therein) that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), Architectural Surfaces Group, LLC, a Delaware limited liability company formerly known as TCFI G&M LLC (“AG&M Parent”), AG HOLDCO (SPV) LLC, a Delaware limited liability company (“AG SPV”), RESIDENTIAL DESIGN SERVICES, LLC, a Delaware limited liability company, formerly known as TCFI LARK, LLC (“L.A.R.K. Parent”) and SELECT INTERMEDIATE INC., a Delaware corporation (“SIC” and together with Borrower and AG&M Parent, L.A.R.K. Parent and AG SPV, each individually, an “Obligor” and collectively, the “Obligors”), [NAME OF ADDITIONAL OBLIGOR], a ______ (the “Additional Obligor”), and BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, “Lender”).

WHEREAS, the Borrowers [(other than the Additional Obligor)] and the Lender have entered into that certain Amended and Restated Loan Security and Guaranty Agreement, dated June 28, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lender has agreed to make certain loans (each a “Loan” and collectively the “Loans”), to the Borrowers in an aggregate principal amount not the exceed the Revolver Commitment;

WHEREAS, pursuant to Section 9.1.11 of the Loan Agreement, the Additional Obligor is required to become a [Borrower][Guarantor] by, among other things, executing and delivering this Agreement to the Lender; and

WHEREAS, the Additional Obligor has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, the Additional Obligor.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Definitions.  Reference is hereby made to the Loan Agreement for a statement of the terms thereof.  All terms used in this Agreement which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth therein.

2.Joinder of Additional Obligor.

2.1Pursuant to Section 9.1.11 of the Loan Agreement, by its execution of this Agreement, the Additional Obligor hereby (i) confirms that, as to the Additional Obligor, the representations and warranties contained in Article 8 of the Loan Agreement are true and correct in all material respects on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date), and (ii) agrees that, from and after the effective date of this Agreement, the Additional Obligor shall be a party to the Loan Agreement and shall be bound, as a [Borrower][Guarantor], by all the provisions thereof and shall comply with and be subject to all of the terms, conditions, covenants, agreements

[SIC] A&R Loan, Security and Guaranty Agreement

and obligations set forth therein and applicable to the [Borrowers][Guarantors].  The Additional Obligor hereby agrees that from and after the effective date of this Agreement, each reference to a [“Borrower”][“Guarantor”] or an “Obligor” and each reference to the [“Borrowers”][“Guarantors”] or the “Obligor” in the Loan Agreement shall include the Additional Obligor.  The Additional Obligor acknowledges that it has received a copy of the Loan Agreement and each other Loan Document and that it has read and understands the terms thereof.

2.2Attached hereto are supplements to each Schedule to the Loan Agreement revised to include all information required to be provided therein with respect to, and only with respect to, the Additional Obligor.  The Schedules to the Loan Agreement shall, without further action, be amended to include the information contained in each such supplement.

3.Effectiveness.  This Agreement shall become effective upon its execution by the Additional Obligor, each Borrower, the other Obligor party thereto and the Lender and receipt by the Lender of the following, in each case in form and substance reasonably satisfactory to the Lender:

3.1original counterparts to this Agreement, duly executed by each Borrower, the Additional Obligor, the other Obligors party thereto and the Lender, together with the Schedules to the Loan Agreement;

3.2[Reserved];

3.3a Pledge Supplement to the Pledge Agreement to which the parent company of the Additional Obligor is a party, in substantially the form of Exhibit A thereto, duly executed by such parent company and providing for all Equity Interests of the Additional Obligor to be pledged to the Lender pursuant to the terms thereof;

3.4subject to the Intercreditor Agreement, (i) certificates, if any, representing 100% of the issued and outstanding Equity Interests of the Additional Obligor and each Subsidiary of the Additional Obligor and (ii) all original promissory notes of such Additional Obligor, if any, in each case, that are required to be delivered under the Loan Documents, in each case, accompanied by instruments of assignment and transfer in such form as the Lender may reasonably request;

3.5[Reserved];

3.6(i) appropriate financing statements on Form UCC‑1 duly filed in such office or offices as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests purported to be created by the Loan Agreement and the Pledge Supplement and (ii) evidence reasonably satisfactory to the Lender of the filing of such UCC-1 financing statements;

3.7if requested pursuant to Section 9.1.11(a)(iv) of the Loan Agreement, a favorable written opinion of counsel to the Obligors as to such matters as the Lender may reasonably request; and

3.8to the extent required under the terms of this Agreement such other agreements, instruments, approvals or other documents reasonably requested by the Lender in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by the Loan Agreement or Pledge Supplement or otherwise to effect the intent that such Additional Obligor shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Additional Obligor (other than excluded assets pursuant to Section 7.1 of the Loan Agreement) shall become Collateral for the Obligations free and clear of all Liens other than Permitted Liens.

4.Notices, Etc.  All notices and other communications provided for hereunder shall comply with Section 11.4 of the Loan Agreement.

5.General Provisions.

5.1[Reserved.]

[SIC] A&R Loan, Security and Guaranty Agreement

5.2Except as supplemented hereby, the Loan Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect.  This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Loan Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Lender may now have or may have in the future under or in connection with the Loan Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement instrument or agreement therefor.

5.3The Additional Obligor hereby expressly (i) authorizes the Lender to file appropriate financing statements or continuation statements, and amendments thereto, (including without limitation, any such financing statements that indicate the Collateral as “all assets” or words of similar import) in such office or offices as may be necessary or, in the opinion of the Lender, desirable to perfect the Liens to be created by the Loan Agreement and each of the other Loan Documents and (ii) ratifies such authorization to the extent that the Lender has filed any such financing or continuation statements or amendments thereto prior to the date hereof.  A photocopy or other reproduction of the Loan Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

5.4Borrowers agree to pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of the Lender in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, including, without limitation, the reasonable fees, costs, client charges and expenses of counsel for the Lender.

5.5This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telecopier or electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

5.6Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

5.7In addition to and without limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document and shall otherwise be subject to all of terms and conditions contained in Sections 11.14, 11.15 and 11.16 of the Loan Agreement, mutatis mutandi.

5.8This Agreement, together with the Loan Agreement and the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Remainder of Page Intentionally Left Blank]

[SIC] A&R Loan, Security and Guaranty Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

SELECT INTERIOR CONCEPTS, INC.

ARCHITECTURAL GRANITE & MARBLE, LLC

PENTAL GRANITE AND MARBLE, LLC

L.A.R.K. INDUSTRIES, INC.

GREENCRAFT HOLDINGS, LLC

GREENCRAFT INTERIORS, LLC

CASA VERDE SERVICES, LLC

GREENCRAFT STONE AND TILE LLC

By:
Name:
Title:

[SIC] A&R Loan, Security and Guaranty Agreement

LENDER:

BANK OF AMERICA, N.A.

By:
Name:
Title:

[SIC] A&R Loan, Security and Guaranty Agreement

ADDITIONAL OBLIGOR:

[_________________________]

By:
Name:
Title:

Address:

[SIC] A&R Loan, Security and Guaranty Agreement

EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Loan, Security and Guaranty Agreement dated as of June 28, 2018  (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Select Interior Concepts, Inc., Architectural Granite & Marble, LLC, Pental Granite and Marble, LLC, L.A.R.K. Industries, Inc., Greencraft Holdings, LLC, Greencraft Interiors, LLC, Casa Verde Services, LLC, Greencraft Stone and Tile LLC, collectively as borrower, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.9 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Borrower Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform Borrower Agent, and (2) the undersigned shall have at all times furnished Borrower Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

[SIC] A&R Loan, Security and Guaranty Agreement

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Loan, Security and Guaranty Agreement dated as of June 28, 2018  (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Select Interior Concepts, Inc., Architectural Granite & Marble, LLC, Pental Granite and Marble, LLC, L.A.R.K. Industries, Inc., Greencraft Holdings, LLC, Greencraft Interiors, LLC, Casa Verde Services, LLC, Greencraft Stone and Tile LLC, collectively as borrower, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.9 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

[SIC] A&R Loan, Security and Guaranty Agreement

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Loan, Security and Guaranty Agreement dated as of June 28, 2018 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Select Interior Concepts, Inc., Architectural Granite & Marble, LLC, Pental Granite and Marble, LLC, L.A.R.K. Industries, Inc., Greencraft Holdings, LLC, Greencraft Interiors, LLC, Casa Verde Services, LLC, Greencraft Stone and Tile LLC, collectively as borrower, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.9 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

[SIC] A&R Loan, Security and Guaranty Agreement

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Loan, Security and Guaranty Agreement dated as of June 28, 2018 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Select Interior Concepts, Inc., Architectural Granite & Marble, LLC, Pental Granite and Marble, LLC, L.A.R.K. Industries, Inc., Greencraft Holdings, LLC, Greencraft Interiors, LLC, Casa Verde Services, LLC, Greencraft Stone and Tile LLC, collectively as borrower, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.9 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Borrower Agent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform Borrower Agent, and (2) the undersigned shall have at all times furnished Borrower Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

[SIC] A&R Loan, Security and Guaranty Agreement